Exhibit 10.1

Published CUSIP Number: 853758AC4

$925,000,000

REVOLVING CREDIT AGREEMENT

Dated as of August 31, 2005

among

STANDARD PACIFIC CORP.,

as Borrower,

THE LENDERS NAMED HEREIN,

as Lenders,

and

BANK OF AMERICA, N.A.,

as Administrative Agent,

JPMORGAN CHASE BANK,

as Syndication Agent,

THE ROYAL BANK OF SCOTLAND, PLC,

WACHOVIA BANK, NATIONAL ASSOCIATION,

and

SUNTRUST BANK,

as Co-Documentation Agents,

GUARANTY BANK,

PNC BANK, NATIONAL ASSOCIATION,

and

CREDIT SUISSE,

as Co-Managing Agents,

BANC OF AMERICA SECURITIES LLC,

as Sole Lead Arranger and Sole Book Manager

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4.2	Unused Fee	38
4.3	Late Payments	38
4.4	Taxes.	38
4.5	Illegality	40
4.6	Increased Costs and Reduction of Return	40
4.7	Funding Losses	41
4.8	Inability to Determine Rates	42
4.9	Reserves on Eurodollar Borrowings	42
4.10	Certificates of Lenders	42
4.11	Substitution of Lenders	42
4.12	Survival	43
4.13	Manner and Treatment of Payments	43
4.14	Mandatory Prepayment	43
4.15	Other Fees	43
4.16	Voluntary Prepayment and Termination of Credit Facility Upon Change of Control	43
4.17	Optional Commitment Reduction and Termination	44

ARTICLE 5: SECURITY		44

ARTICLE 6: CONDITIONS		44
6.1	Conditions to Effectiveness of this Agreement and Disbursement of First Borrowings	44
6.2	Conditions for Subsequent Borrowings	45

ARTICLE 7: REPRESENTATIONS AND WARRANTIES OF BORROWER		46
7.1	Incorporation, Qualification, Powers, and Capital Stock	46
7.2	Execution, Delivery, and Performance of Loan Documents	46
7.3	Compliance with Laws and Other Requirements	47
7.4	Subsidiaries	48
7.5	Financial Statements of Borrower and its Subsidiaries	48
7.6	No Material Adverse Change	49
7.7	Tax Liability	49
7.8	Litigation	49
7.9	Pension Plan	49
7.10	Regulations U and X; Investment Company Act	49
7.11	No Default	50
7.12	Environmental Compliance	50
7.13	Solvent	50
7.14	Senior Debt	50

ARTICLE 8: COVENANTS OF BORROWER		50
8.1	Reporting Requirements	50
8.2	Payment of Taxes and Other Potential Liens	52
8.3	Preservation of Existence	52
8.4	Maintenance of Properties	52

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8.5	Maintenance of Insurance	53
8.6	Books and Records	53
8.7	Inspection Rights	53
8.8	Compliance with Laws and Other Requirements	53
8.9	Subsidiary Guaranties	54
8.10	Mergers	54
8.11	Liens	54
8.12	Prepayment of Indebtedness	56
8.13	Change in Nature of Business	56
8.14	Pension Plan	56
8.15	Dividends and Subordinated Debt	56
8.16	Disposition of Properties	57
8.17	Limitation on Investments	57
8.18	Consolidated Tangible Net Worth	58
8.19	Leverage Covenants	58
8.20	Minimum Interest Coverage	58
8.21	Transactions with Affiliates	58

ARTICLE 9: EVENTS OF DEFAULT AND REMEDIES UPON DEFAULT		59
9.1	Events of Default	59
9.2	Remedies	61
9.3	Rights Not Exclusive	62

ARTICLE 10: ADMINISTRATIVE AGENT		62
10.1	Appointment and Authorization	62
10.2	Delegation of Duties	63
10.3	Liability of Administrative Agent	63
10.4	Reliance by Administrative Agent	64
10.5	Notice of Default	64
10.6	Credit Decision	64
10.7	Indemnification	65
10.8	Administrative Agent in Individual Capacity	65
10.9	Successor Administrative Agent	65
10.10	Tax Forms	66
10.11	Defaulting Lenders	68
10.12	Actions	68
10.13	Syndication Agent, Documentation Agent and Co-Agent	69
10.14	Approval of Lenders	69

ARTICLE 11: MISCELLANEOUS		70
11.1	Amendments and Waivers	70
11.2	Costs, Expenses, and Taxes	71
11.3	No Waiver; Cumulative Remedies	71
11.4	Payments Set Aside	72

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11.5	Successors and Assigns	72
11.6	Assignments, Participations, etc.	72
11.7	Set-off	74
11.8	Automatic Debits	75
11.9	Notification of Addresses, Lending Offices, Etc.	75
11.10	Survival of Representations and Warranties	75
11.11	Notices	75
11.12	Indemnity by Borrower	76
11.13	Integration and Severability	77
11.14	Counterparts	77
11.15	No Third Parties Benefitted	77
11.16	Section Headings	77
11.17	Time of the Essence	77
11.18	Governing Law	78
11.19	Jury Trial	78
11.20	USA PATRIOT Act Notice	78
11.21	Entirety	78

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LIST OF EXHIBITS

Exhibit A	-	Form of Assignment and Assumption Agreement
Exhibit B	-	Borrowing Base Certificate
Exhibit C	-	Continuing Guaranty (several subsidiaries)
Exhibit D	-	Joinder Agreement
Exhibit E	-	Note
Exhibit F	-	Form of Legal Opinion
Exhibit G	-	Request for Borrowing
Exhibit H	-	Request for Letter of Credit
Exhibit I	-	Request for Redesignation of Borrowing
Exhibit J	-	Subsidiaries and Homebuilding Joint Ventures
Exhibit K	-	Increase Certificate

LIST OF SCHEDULES

Schedule 1.1	-	Lender Commitment Schedule
Schedule 3.9	-	Existing Letters of Credit
Schedule 8.9	-	Material Subsidiaries
Schedule 8.20	-	Interest Coverage Ratio Calculation

-v-

REVOLVING CREDIT AGREEMENT

This Revolving Credit Agreement (“Agreement”) is dated as of August 31, 2005, by and among STANDARD PACIFIC CORP., a Delaware corporation (“Borrower”), the several financial institutions from time to time party to this Agreement (collectively, “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., a national banking association (“Bank of America”), as administrative agent for Lenders (in such capacity, “Administrative Agent”), and is made with reference to the facts set forth below.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed by and among the parties hereto as follows:

ARTICLE 1: DEFINITIONS AND ACCOUNTING TERMS.

1.1 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth respectively after each:

“Account” means Borrower’s general account maintained with Bank of America, and any future similar account with Administrative Agent.

“Act” has the meaning set forth in Section 11.20.

“Adjusted Consolidated Tangible Net Worth” means, as of any date, without duplication, (a) Consolidated Tangible Net Worth, minus (b) the amount of Borrower’s and its Subsidiaries’ Investments in Excluded Subsidiaries and their respective Subsidiaries determined in accordance with GAAP, minus (c) any non-cash gain (or plus any non-cash loss, as applicable) resulting from any mark-to-market adjustments made directly to Consolidated Tangible Net Worth as a result of fluctuations in the value of financial instruments owned by Borrower or any of its Subsidiaries as mandated under FAS 133 (or any successor thereto), all in accordance with GAAP.

“Administrative Agent” means Bank of America when acting in its capacity as Administrative Agent under any of the Loan Documents and any successor administrative agent.

“Affiliate” of a Person means any Person (a) which directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with such Person, or (b) which directly, or indirectly through one or more intermediaries, owns beneficially or of record twenty percent (20%) or more of the Voting Stock of such Person. The term “control” means the possession, directly or indirectly, of the power to cause the direction of the management and policies of a Person, whether through the ownership of voting securities or partnership interests, by contract, family relationship, or otherwise.

“Agent-Related Persons” means Administrative Agent and any successor agent (pursuant to the terms of Section 10.9) together with their respective Affiliates (including, in the case of Bank of America in its capacity as Administrative Agent, Arranger) and the directors, officers, agents, employees, and attorneys-in-fact of such Persons and Affiliates.

“Agreement” means this Revolving Credit Agreement, either as originally executed or as it may from time to time be supplemented, modified, or amended.

“Applicable Margin” means, as of any date of determination, a percentage per annum determined by the Pricing Level in effect on such date as shown below:

Pricing Level	Eurodollar Borrowings	Reference Rate Borrowings	Unused Fee
Level I	0.85%	0.00%	0.20%
Level II (Total Leverage Ratio ≤ 1.0 to 1.0)	1.00%	0.00%	0.20%
Level III (Total Leverage Ratio > 1.00 to 1.0 but ≤ 1.25 to 1.0)	1.15%	0.00%	0.20%
Level IV (Total Leverage Ratio > 1.25 to 1.0 but ≤ 1.75 to 1.0)	1.35%	0.00%	0.20%
Level V (Total Leverage Ratio > 1.75 to 1.0 but ≤ 2.0 to 1.0)	1.50%	0.00%	0.225%
Level VI (Total Leverage Ratio > 2.0 to 1.0)	2.00%	0.00%	0.30%

Any increase or decrease in the Applicable Margin resulting from a change in the Total Leverage Ratio shall become effective as of the first (1st) Business Day immediately following the date a compliance certificate is delivered pursuant to Section 8.1(e); provided, however, that if a compliance certificate is not delivered when due in accordance with Section 8.1(e), then Pricing Level VI shall apply as of the first (1st) Business Day after the date on which such compliance certificate was required to have been delivered and shall continue to apply until the first (1st) Business Day after the date such compliance certificate is delivered. The Applicable Margin in effect from the Closing Date until the next adjustment date shall be determined based upon Pricing Level II. In order for Pricing Level I to be in effect at any time, Borrower must have an Investment Grade Rating (and at any time when Pricing Level I is not so available for such reason, Pricing Level II through Pricing Level VI, as applicable, shall be in effect).

“Arranger” means Banc of America Securities LLC, in its capacity as sole lead arranger and sole book manager.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit A.

“Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel, the allocated cost of internal legal services, and all disbursements of internal legal counsel.

“Bank of America” has the meaning set forth in the introductory paragraph hereto.

“Borrower” has the meaning set forth in the introductory paragraph hereto.

“Borrowing” means each of the Loans to be made by Lenders to Borrower as provided in Article 3.

“Borrowing Base” has the meaning set forth in Section 3.5(b).

“Borrowing Base Certificate” means a written calculation of the Borrowing Base, substantially in the form of Exhibit B, signed by a Responsible Official of Borrower, and properly completed to provide all information required to be included thereon.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where Administrative Agent’s Lending Office is located and, if such day relates to any Eurodollar Borrowing, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Adequacy Regulation” means any guideline, request, or directive of any central bank or other Governmental Authority, or any other Law, whether or not having the force of law, in each case, regarding capital adequacy of any bank or other financial institution or of any corporation controlling a bank or other financial institution.

“Capitalized Lease Obligations” means any obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Cash Account” has the meaning set forth in Section 9.2.

“Cash Collateralize” means to pledge and deposit with or deliver to Administrative Agent, for the benefit of each Issuing Bank and the Lenders, as collateral for the undrawn amount of all outstanding Letters of Credit, at the option of Borrower, cash, deposit account balances, or back-up letters of credit, in each case pursuant to documentation in form and substance reasonably satisfactory to Administrative Agent and each Issuing Bank (which documents are hereby consented to by the Lenders) and, in the case of back-up letters of credit, issued by entities reasonably acceptable to Administrative Agent and each Issuing Bank. All cash pledged and deposited with or delivered to Administrative Agent shall be deposited into the Cash Account.

“Change of Control” means the occurrence of any of the following: (a) any Person becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the total voting power of the Voting Stock of Borrower; or (b) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the board of directors of Borrower (together with any new directors whose election by such board of directors, or whose nomination for election by the shareholders of Borrower, was approved by a majority vote of the directors of Borrower then still in office who are either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute the majority of the board of directors of Borrower then in office; or (c) for any reason a “change in control” or similar event shall occur as provided in any agreement governing any Subordinated Debt or any indebtedness of Borrower or its Subsidiaries issued pursuant to the terms of an indenture.

“Closing Date” means August 31, 2005.

“Code” means the Internal Revenue Code of 1986.

“Combined Senior Home Building Debt” means, as of any date, Combined Total Home Building Debt less Subordinated Debt.

“Combined Total Home Building Debt” means, as of any date, without duplication, (a) all funded debt of Borrower and its Subsidiaries determined on a consolidated basis (excluding funded debt of Excluded Subsidiaries), plus (b) all funded debt with recourse to any limited or general partnership in which Borrower or a Subsidiary (other than an Excluded Subsidiary) is a general partner, plus (c) the sum of (i) all reimbursement obligations with respect to drawn Financial Letters of Credit and drawn Performance Letters of Credit, and (ii) the maximum amount available to be drawn under all undrawn Financial Letters of Credit, in each case issued for the account of, or guaranteed by, Borrower or any of its Subsidiaries (other than Excluded Subsidiaries), plus (d) all guaranties or other funding obligations of Borrower or a Subsidiary (other than an Excluded Subsidiary) of funded debt of third parties (including Excluded Subsidiaries), provided, however, that in the case of any loan to value maintenance agreements (or similar agreements) by which Borrower or a Subsidiary agrees to maintain for a joint venture a minimum ratio of indebtedness outstanding to value of collateral property, only amounts owing by Borrower or a Subsidiary at the time of determination will be included in the calculation of Combined Total Home Building Debt, plus (e) all Rate Hedging Obligations of Borrower and its Subsidiaries (other than an Excluded Subsidiary), minus (f) cash and Temporary Cash Investments of Borrower and its Subsidiaries (other than Excluded Subsidiaries) not subject to any lien, encumbrance, or restriction in excess of $5,000,000.

“Commitment” means, with respect to the Loans of each Lender, the Dollar amount and percentage obligation set forth on Schedule 1.1 or in the Assignment and Assumption pursuant to which such Lender became a party hereto, in each case as such Dollar amounts may increase or decrease as provided in this Agreement including changes as a result of assignments made in accordance with Section 11.6 and increases in the Total Aggregate Commitment in accordance with Section 3.10.

“Completed Unit” means a Unit as to which either (or both) of the following has occurred: (a) a notice of completion has been filed or recorded in the appropriate real estate records; or (b) all necessary construction has been completed in order to obtain a certificate of occupancy (whether or not such certificate of occupancy has actually been obtained).

“Consolidated Home Building Interest Expense” means, for any period, without duplication, the aggregate amount of interest which, in conformity with GAAP, would be opposite the caption “interest expense” or any like caption on an income statement for Borrower and its Subsidiaries (excluding the Excluded Subsidiaries), whether expensed directly, or included as a component of cost of goods sold, or allocated to joint ventures, or otherwise (including, without limitation, imputed interest included on Capitalized Lease Obligations and zero coupon bonds, all commissions, discounts, and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, the net costs associated with Rate Hedging Obligations, amortization of other financing fees and expenses, the interest portion of any deferred payment obligation, amortization of discount or premium, if any, and all non-cash interest expense), excluding interest expense related to mortgage banking operations or any other financial services related Subsidiary, plus the product of (i) cash dividends paid on any preferred stock of Borrower, times (ii) a fraction, the numerator of which is one (1) and the denominator of which is one (1) minus the then current effective aggregate federal, state, and local tax rate of Borrower, expressed as a decimal.

“Consolidated Home Building Interest Incurred” means, for any period, without duplication, the aggregate amount of interest which, in conformity with GAAP, would be opposite the caption “interest expense” or any like caption on an income statement for Borrower and its Subsidiaries (excluding the Excluded Subsidiaries) or allocated to joint ventures, or otherwise (including, without limitation, imputed interest included on Capitalized Lease Obligations and zero coupon bonds, all commissions, discounts, and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, the net costs associated with Rate Hedging Obligations, amortization of other financing fees and expenses, the interest portion of any deferred payment obligation, amortization of discount or premium, if any, and all non-cash interest expense) and, without duplication, all capitalized interest for such period and all interest attributable to discontinued operations for such period (excluding the Excluded Subsidiaries) to the extent not set forth on the income statement under the caption “interest expense” or any like caption, excluding interest expense related to mortgage banking operations or any other financial services related Subsidiary and excluding interest as a component of cost of goods sold, plus the product of (i) cash dividends paid on any preferred stock of Borrower, times (ii) a fraction, the numerator of which is one (1) and the denominator of which is one (1) minus the then current effective aggregate federal, state, and local tax rate of Borrower, expressed as a decimal.

“Consolidated Home Building Net Income” means, for any period, without duplication, the net income (or loss) of Borrower and its Subsidiaries (excluding the Excluded Subsidiaries), determined in accordance with GAAP and excluding the share thereof attributable to holders of ownership interests of any Subsidiary (other than Borrower or a Subsidiary of Borrower).

“Consolidated Tangible Net Worth” means, as of any date, without duplication, the sum of the following with respect to Borrower and its Subsidiaries determined and consolidated in conformity with GAAP:

(a) the amount of stated capital (excluding the cost of treasury shares), additional paid-in capital, and retained earnings (or, in the case of a deficit in additional paid-in capital or retained earnings, minus the amount of the deficit); minus

(b) the carrying value of intangible assets, such as deferred costs associated with goodwill, patents, franchises, organizational expenses, and the like (but excluding receivables, pre-paid expenses, the capitalized value of leases, and all costs that are specifically identifiable or are identifiable on a rational and consistent basis with the unexpired service value of tangible assets); and minus

(c) any amounts which would otherwise be included in the calculation of Consolidated Tangible Net Worth under subparagraph (a) immediately above of this definition which pertain to or are attributable to Borrower’s or any Subsidiary’s equity interest in any Home Building Joint Venture which is in default with respect to the payment of any monetary obligations owing under any land loan, acquisition and development loan, construction loan, secured or unsecured credit facility, or any other loan or other indebtedness for borrowed money.

“Consolidated Total Assets” means, as of any date, for Borrower and its Subsidiaries (excluding all Excluded Subsidiaries) determined on a consolidated basis, all assets determined in accordance with GAAP.

“Contribution Agreement” means the Contribution and Indemnity Agreement executed and delivered by each Guarantor in form and substance acceptable to Administrative Agent.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Debt Rating” means, as of any date of determination, the rating as determined by any of S&P, Moody’s, or Fitch of Borrower’s non-credit-enhanced (other than guaranties by Subsidiaries), senior unsecured long-term debt.

“Default” means any event or circumstance that, with the giving of notice or passage of time, or both, would become an Event of Default.

“Defaulting Lender” has the meaning set forth in Section 10.11.

“Documentation Agent” means the Lender or Lenders which is designated in writing by Administrative Agent to serve as Documentation Agent hereunder (subject to Section 10.13).

“Dollars” or “$” means United States dollars.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender that is regularly engaged in the business of making commercial loans of the type evidenced by this Agreement; (c) an Eligible Institution approved by (i) Administrative Agent and each Issuing Bank, and (ii) unless an Event of Default has occurred and is continuing, Borrower (each such approval not to be unreasonably withheld or delayed); or (d) any other Person (other than a natural person) approved by (i) Administrative Agent and each Issuing Bank, and (ii) unless an Event of Default has occurred and is continuing, Borrower (each such approval to be in their sole discretion); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include Borrower or Borrower’s Affiliates.

“Eligible Institution” means a commercial bank or other financial institution that has (or, in the case of a bank or financial institution that is a subsidiary, such bank’s or financial institution’s parent has) (a) a rating of its senior debt obligations of not less than Baa1 by Moody’s or BBB+ by S&P, and (b) total assets in excess of $10,000,000,000.

“Eligible Subsidiary” means a Subsidiary of Borrower in which (a) Borrower directly or indirectly owns at least ninety percent (90%) of the issued and outstanding ownership interests and (b) a majority of the holders of such ownership interests has the ability to cause such Subsidiary to incur indebtedness, grant liens, and sell or transfer assets.

“Entitled Land” means land owned by Borrower or any Eligible Subsidiary that is a Guarantor where all requisite zoning requirements and land use requirements have been satisfied, and all requisite approvals have been obtained from all applicable Governmental Authorities (other than approvals which are simply ministerial and non-discretionary in nature or otherwise not material), in order to develop the land as a residential housing project and construct Units thereon.

“Environmental Laws” means any and all federal, state, local, and foreign Laws, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements, or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions, and discharges to waste or public systems.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means: (a) a Reportable Event with respect to a Plan; (b) a withdrawal by Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate.

“Escrow Proceeds Receivable” means funds due to Borrower or any Eligible Subsidiary that is a Guarantor held in escrow following the sale and conveyance of title of a Unit to a buyer.

“Eurodollar Borrowing” means any Loan or portion thereof designated or redesignated by Borrower as a Eurodollar Borrowing pursuant to Article 3.

“Eurodollar Lending Office” means the office or branch of each Lender so designated on the signature pages of this Agreement, or such other office or branch of each Lender as it may hereafter designate, by written notice to Borrower and Administrative Agent, as its Eurodollar Lending Office.

“Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Borrowing, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by Administrative Agent from time to time) at approximately 11:00 a.m., London time, two

(2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Borrowing being made, continued, or converted by Administrative Agent and with a term equivalent to such Interest Period would be offered by Administrative Agent’s London branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two (2) Business Days prior to the commencement of such Interest Period.

“Event of Default” has the meaning set forth in Section 9.1.

“Excluded Subsidiaries” means, collectively, Standard Pacific Financing, Inc., FLS (including any Subsidiaries thereof), Standard Pacific Financing, L.P., and any Home Building Joint Venture that Borrower designates as an “Excluded Subsidiary” by written notice to Administrative Agent.

“Existing Agreement” means the Amended and Restated Revolving Credit Agreement dated as of May 12, 2004, among Borrower, as borrower, the Lenders party thereto, and Bank of America, N.A., as Administrative Agent, as such agreement may have been modified, amended, or restated.

“Existing Letters of Credit” means the Letters of Credit listed on Schedule 3.9 and issued pursuant to the Existing Agreement.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, then the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, then the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Administrative Agent on such day on such transactions as determined by Administrative Agent.

“Fee Letter” means the letter agreement, dated July 5, 2005, among Borrower, Administrative Agent, and Arranger.

“Financial Letter of Credit” means any letter of credit that is not a Performance Letter of Credit.

“Finished Lots” means lots of Entitled Land as to which land development construction has been substantially completed, utilities, and all major infrastructure have been stubbed to the site, and building permits may be promptly pulled by Borrower or any Affiliate without the satisfaction of any further material conditions.

“Fitch” means Fitch IBCA, Duff & Phelps, a division of Fitch, Inc., and any successor thereto.

“FLS” means Family Lending Services, Inc., a Delaware corporation.

“Foreign Lender” has the meaning set forth in Section 10.10(a).

“FRB” means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination; provided that this definition of GAAP shall not include the application of FASB Interpretation No. 46 or EITF 04-5 issued by the Financial Accounting Standards Board and the Emerging Issues Task Force, as such interpretations or pronouncements may be amended or modified from time to time.

“GAAP Value” means, with respect to each property constituting part of Borrower’s and its Eligible Subsidiaries’ Real Estate Inventory, the asset value for such property or asset determined in accordance with GAAP minus an amount equal to all obligations accrued or otherwise payable by Borrower or such Eligible Subsidiary to third parties pursuant to the terms of any Profit and Participation Agreements executed in connection with such property or asset.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guarantors” means all existing and future Material Subsidiaries and each other Subsidiary required to execute a Guaranty pursuant to Section 8.9, and “Guarantor” means any one of the Guarantors.

“Guaranty” means a continuing guaranty, substantially in the form of Exhibit C, to be executed and delivered by a Guarantor to Administrative Agent for the ratable benefit of Lenders.

“Guaranty of the Subsidiary Letters of Credit” means a guaranty of Borrower guaranteeing all indebtedness and obligations arising under or relating to the Subsidiary Letters of Credit, substantially in the form of Exhibit L.

“Home Building EBITDA” means, for Borrower and its Subsidiaries (other than Excluded Subsidiaries) on a consolidated basis and for any period, without duplication: (a) the sum of the following amounts attributable to such period: (i) Consolidated Home Building Net Income; (ii) Consolidated Home Building Interest Expense; (iii) charges against income for all federal, state, and local taxes; (iv) depreciation expense; (v) amortization expense; (vi) write-off of goodwill, impairment charges, and other non-cash charges and expenses (including non-cash charges resulting from accounting changes); (vii) cash distributions of income earned by Excluded Subsidiaries and Home Building Joint Ventures actually received during such period; and (viii) any losses arising outside of the ordinary course of business which have been included in the determination of Consolidated Home Building Net Income; less (b) (i) any gains or other non-cash items arising outside the ordinary course of business, and (ii) income from Home Building Joint Ventures, which have been included in the determination of Consolidated Home Building Net Income, all as determined on a consolidated basis for Borrower and Subsidiaries (excluding the Excluded Subsidiaries).

“Home Building Joint Venture” means any Person that was formed for and is engaged in homebuilding operations in which Borrower or any of its Subsidiaries has less than an eighty percent (80%) ownership interest.

“Honor Date” has the meaning set forth in Section 3.9(g)(i).

“Increasing Lender” has the meaning set forth in Section 3.10(b).

“Interest Coverage Ratio” has the meaning set forth in Section 8.20.

“Interest Payment Date” means (a) the eighth (8th) day of each month for interest due through the last day of the preceding month and (b) the Maturity Date.

“Interest Period” means, as to each Eurodollar Borrowing, the period commencing on the date specified in the applicable Request for Borrowing or Request for Redesignation of Borrowing by Borrower pursuant to Sections 3.3 or 3.4 and ending seven (7) days, one (1) month, two (2) months, three (3) months or six (6) months thereafter or, to the extent available from all Lenders, nine (9) months or twelve (12) months thereafter, as designated by Borrower in the applicable Request for Borrowing or Request for Redesignation of Borrowing, provided that:

(a)	the first (1st) day in any Interest Period shall be a Business Day;

(b)	any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; and

(c)	no Interest Period shall extend beyond the Maturity Date.

“Investment” means any net investment by Borrower or any Subsidiary in any joint venture, partnership, corporation, limited liability company or other entity, whether by acquisition of stock, assets, or debt, or by loan, advance, transfer of property out of the ordinary course of business, capital contribution, payment pursuant to a guaranty or payment pursuant to any other contingent liability of Borrower in respect of liabilities of such entity, or otherwise. For purposes hereof, the net amount of any Investment shall be calculated as (a) the initial amount of such Investment, plus (b) any additional capital contributions or other similar amounts with respect to such Investment, less (c) all returns of capital with respect to such Investment.

“Investment Grade Rating” means that Borrower’s Debt Rating is at least BBB- or Baa3, as applicable, as published by at least two (2) of Moody’s, S&P, and Fitch.

“Issuer Documents” means with respect to any Letter of Credit, the L/C Application and any other document, agreement, and instrument entered into by the applicable Issuing Bank and Borrower (or any Subsidiary) or in favor of such Issuing Bank and relating to any such Letter of Credit.

“Issuing Banks” means Bank of America in its individual capacity as a bank issuing Letters of Credit under this Agreement and such other Lenders which agree, at the request of Borrower and with the consent of Administrative Agent (such consent not to be unreasonably withheld), to issue one or more Letters of Credit pursuant to the terms and conditions of this Agreement, and “Issuing Bank” means any one of the Issuing Banks.

“Judgment Liens” means any judgment liens, attachment liens, or any other liens which secure a judgment or any other obligations imposed by court order or other directive of a court.

“Laws” means, collectively, all international, foreign, federal, state, and local statutes, treaties, rules, regulations, ordinances, codes, and administrative or judicial precedents.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Application” has the meaning set forth in Section 3.9(b).

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Reference Rate Borrowing.

“L/C Commitment” means the aggregate principal sum of FOUR HUNDRED FIFTY MILLION DOLLARS ($450,000,000).

“L/C Obligations” means the sum of (a) the maximum aggregate principal amount which remains undrawn under all outstanding Letters of Credit plus (b) all Unreimbursed Amounts.

“L/C Obligations Amount” has the meaning set forth in Section 9.2.

“Lenders” has the meaning specified in the introductory paragraph.

“Lending Office” means (a) as to Administrative Agent, the office or offices of Administrative Agent set forth on its signature page to this Agreement, or such other address or account as Administrative Agent may from time to time notify Borrower and Lenders, and (b) as to each Lender, the office or offices of such Lender set forth on its signature page to this Agreement, or such other office or offices as such Lender may from time to time notify Borrower and Administrative Agent.

“Letters of Credit” has the meaning set forth in Section 3.9(a) and shall include the Existing Letters of Credit.

“Letter of Credit Subsidiaries” means any one or more of Borrower’s Subsidiaries or Home Building Joint Ventures.

“Loan” or “Loans” means each of the loans and Borrowings under this Agreement including, without limitation, all Swing Line Advances.

“Loan Documents” means, collectively, this Agreement, each Note, the Guaranty, Guaranty of the Subsidiary Letters of Credit, the Contribution Agreement, the Fee Letter, each Issuer Document, and each Letter of Credit.

“Lots Under Development” means (a) Entitled Land where physical site improvement has commenced and is continuing, and (b) Finished Lots.

“Majority Lenders” means, at any time, Lenders having in excess of sixty-six and two-thirds percent (66 2/3%) of the Total Aggregate Commitment or, if the commitment of each Lender to make Loans and the obligation of any Issuing Bank to issue or extend Letters of Credit have been terminated pursuant to Section 9.2, Lenders holding in excess of sixty-six and two-thirds percent (66 2/3%) of the then aggregate unpaid principal amount of the Loans.

“Material Adverse Effect” means: (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole; (b) a material impairment of the ability of Borrower to perform its payment or other material obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect, or enforceability against Borrower of any material obligations of Borrower under any Loan Document to which it is a party.

“Material Subsidiaries” means, as of any date, each Subsidiary of Borrower (other than Excluded Subsidiaries) that owns assets (other than ownership interests in, or intercompany indebtedness of, other Subsidiaries) having a value determined in accordance with GAAP of $5,000,000 or more as of such date. As of the Closing Date, all Material Subsidiaries are listed on Schedule 8.9.

“Maturity Date” means the earlier of (a) August 31, 2009, and (b) the effective date of any termination or cancellation of the Total Aggregate Commitment in accordance with the terms of this Agreement.

“Measurement Period” has the meaning set forth in Section 8.20.

“Model Unit” means a Completed Unit to be used as a model home in connection with the sale of Units in a residential housing project.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.

“Non-Wholly Owned Subsidiary” means a Subsidiary, less than one hundred percent (100%) of the capital stock of which (including voting and non-voting shares, but exclusive of directors’ qualifying shares) is owned by Borrower and its Subsidiaries (other than Non-Wholly Owned Subsidiaries).

“Notes” means each promissory note made by Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit E.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants, and duties of, Borrower and Guarantors arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against Borrower or any Guarantor or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Opinion of Counsel” means the favorable written legal opinion of counsel to Borrower and Guarantors, substantially in the form of Exhibit F, together with copies of all factual certificates and legal opinions upon which such counsel has relied.

“Other Taxes” has the meaning set forth in Section 4.4(b).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Performance Letter of Credit” means any letter of credit issued: (a) on behalf of a Person in favor of a Governmental Authority, including, without limitation, any utility, water, or sewer authority, or other similar entity, for the purpose of assuring such Governmental Authority that such Person or an Affiliate of such Person will properly and timely complete work it has agreed to perform for the benefit of such Governmental Authority; (b) in lieu of cash deposits to obtain a license, in place of a utility deposit, or for land option contracts; (c) in lieu of other contract performance, to secure performance warranties payable upon breach, and to secure the performance of labor and materials, including, without limitation, construction, bid, and performance bonds; (d) to secure refund or advance payments on contractual obligations where default of a performance-related contract has occurred; or (e) to secure a Person’s obligations under joint development agreements with third parties to perform and/or pay for or reimburse the costs of construction and/or development related to or benefiting such Person’s property and property belonging to such third parties (so long as such Person’s obligations under such joint development agreement are not past due), entered into in the ordinary course of such Person’s business.

“Person” means any individual or entity, whether a trustee, corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, unincorporated organization, bank, business association, firm, joint venture, Governmental Authority, or otherwise.

“Plan” means any Pension Plan or Multiemployer Plan.

“Prime Rate” means for any day a fluctuating rate per annum equal to the rate of interest in effect for such day as publicly announced from time to time by Administrative Agent as its “prime rate.” The “prime rate” is a rate set by Administrative Agent based upon various factors including Administrative Agent’s costs and desired return, general economic conditions, and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Pro Rata Share” means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth (9th) decimal place), the numerator of which is the amount of the Commitment of such Lender at such time and the denominator of which is the amount of the Total Aggregate Commitment at such time; provided that if the commitment of each Lender to make Loans and the obligation of the Issuing Banks to issue Letters of Credit have been terminated pursuant to Section 9.2, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Profit and Participation Agreement” means an agreement, secured by a deed of trust, mortgage, or other lien against a purchased property or asset, with respect to which the purchaser of any property or asset agrees to pay the seller of such property or asset a profit, price, or premium participation in such property or asset.

“Project Financing Liens” means any deeds of trust, mortgages, or any other liens which secure any real property acquisition loans, development loans, construction loans, or any other loans pertaining to the acquisition and/or development of, or construction of improvements upon, real property, but excluding any lien referenced in Sections 8.11(b), (d), (e), (g), (l), or (n).

“Rate Hedging Obligations” means, for any Person, the net obligations of such Person pursuant to any interest rate hedging agreement or any foreign exchange contract, currency swap agreement, or other similar agreement to which such Person is a party or a beneficiary.

“Real Estate Inventory” means Unentitled Land, Entitled Land, Lots Under Development, Units Under Construction, and Completed Units (including Model Units).

“Reference Rate” means, as of any date, the higher of (a) the Prime Rate, and (b) one half of one percent (0.50%) per annum above the Federal Funds Rate. Any change in the Reference Rate shall take effect on the day specified in the public announcement of such change.

“Reference Rate Borrowing” means any Loan or portion thereof which is not designated or redesignated by Borrower as a Eurodollar Borrowing pursuant to Sections 3.3 or 3.4.

“Regulation D” means Regulation D of the FRB as now or from time to time hereafter in effect and any other regulation issued in substitution therefor.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Request for Borrowing” means a written request for a Borrowing substantially in the form of Exhibit G, signed by a Responsible Official of Borrower, and properly completed to provide all information required to be included thereon.

“Request for Letter of Credit” means a written request for a Letter of Credit substantially in the form of Exhibit H, signed by a Responsible Official of Borrower, and properly completed to provide all information required to be included thereon.

“Request for Redesignation of Borrowing” means a written request for redesignation of Borrowing substantially in the form of Exhibit I, signed by a Responsible Official of Borrower, and properly completed to provide all information required to be included thereon.

“Responsible Official” means: (a) when used with reference to a Person other than an individual, any corporate officer of such Person, general partner of such Person, corporate officer of a corporate general partner of such Person, or corporate officer of a corporate general partner of a partnership that is a general partner of such Person, or any other responsible official thereof duly acting on behalf thereof; and (b) when used with reference to a Person who is an individual, such Person. Any document or certificate hereunder that is signed or executed by a Responsible Official of another Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership, and/or other action on the part of such other Person.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Seller Nonrecourse Debt” means indebtedness which satisfies all of the following criteria: (a) such indebtedness is incurred by Borrower or a Subsidiary in connection with its purchase of one or more parcels of Real Estate Inventory (the “Purchased Property”), and such indebtedness constitutes the unpaid portion of the purchase price of the Purchased Property; (b) such indebtedness is evidenced by a promissory note or other repayment agreement which is secured by a deed of trust, mortgage, or similar lien on the Purchased Property; and (c) such indebtedness is by its terms, or by operation of law, nonrecourse to Borrower, its Subsidiaries, and its Affiliates.

“Senior Unsecured Home Building Debt” means, as of any date, without duplication, the sum of (a) Combined Senior Home Building Debt (excluding any Combined Senior Home Building Debt to the extent such debt is (i) non-recourse to Borrower and its Subsidiaries or (ii) secured by real property (but including the amount by which the debt exceeds the value of the real property)), plus (b) the face amount of all undrawn Performance Letters of Credit, in each case issued for the account of, or guaranteed by, Borrower or any of its Subsidiaries (other than Excluded Subsidiaries).

“Solvent” means, as to a Person, that (a) the aggregate fair market value of such Person’s assets exceeds its liabilities (whether contingent, subordinated, unmatured, unliquidated, or otherwise), (b) such Person has not incurred debts beyond such Person’s ability to pay such debts as they mature (taking into account all reasonably anticipated financing and refinancing proceeds), and (c) such Person does not have unreasonably small capital to conduct such Person’s businesses. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability discounted to present value at rates believed to be reasonable by such Person.

“Special Circumstance” means the adoption of any Law or interpretation, or any change therein or thereof, or any change in the interpretation, administration or application thereof by any Governmental Authority, central bank or comparable authority, or compliance by Lenders or their Eurodollar Lending Offices with any request or directive (whether or not having the force of Law) of any Governmental Authority, central bank, or comparable authority, or the occurrence of circumstances affecting the applicable London interbank eurodollar market generally which are beyond the reasonable control of Lenders.

“Subordinated Debt” means: (a) Borrower’s 9 1/4% Senior Subordinated Notes due 2012; and (b) such indebtedness of Borrower that is subordinated to the Obligations pursuant to terms and conditions approved in writing by the Majority Lenders, and as to which Administrative Agent has received a legal opinion, in form and substance reasonably satisfactory to Administrative Agent, confirming the subordinate status of such indebtedness in relation to the Obligations.

“Subsequent Lender” has the meaning set forth in Section 3.10(b).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company, or other business entity (except for Persons which would not be considered a Subsidiary of such Person but for the application of FASB Interpretation No. 46 or EITF 04-5 issued by the Financial Accounting Standards Board and the Emerging Issues Task Force, as such interpretations or pronouncements may be amended or modified from time to time) (a) of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person, or (b) (i) the management of which is controlled, directly, or indirectly through one or more intermediaries, or both, by such Person, and (ii) the results of operations of which are required under GAAP to be consolidated with the results of such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower.

“Subsidiary Letters of Credit” has the meaning set forth in Section 3.9(e).

“Swing Line Advances” means Borrowings initially funded by Swing Line Lender in the manner provided in Section 3.1(h).

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Advances, or any successor swing line lender hereunder.

“Swing Line Sublimit” means an amount equal to $75,000,000. The Swing Line Sublimit is part of, and not in addition to, the Total Aggregate Commitment.

“Syndication Agent” means the Lender or Lenders which is designated in writing by Administrative Agent to serve as Syndication Agent hereunder (subject to Section 10.13).

“Taxes” has the meaning set forth in Section 4.4(a).

“Temporary Cash Investments” means: (a) readily marketable, direct, full faith, and credit obligations of the United States of America, or obligations guaranteed by the full faith and credit of the United States of America, maturing within not more than one (1) year from the date of acquisition; (b) short term certificates of deposit and time deposits, which mature within one (1) year from the date of issuance and which are at a Lender, are at a domestic commercial bank having capital and surplus in excess of $100,000,000, or are fully insured by the Federal Deposit Insurance Corporation; (c) commercial paper or master notes maturing in 365 days or less from the date of issuance and rated either “P-1” by Moody’s, or “A-1” by S&P); (d) debt instruments of a domestic issuer which mature in one (1) year or less and which are rated “A” or better by Moody’s or S&P on the date of acquisition of such investment; (e) demand deposit accounts which are maintained in the ordinary course of business; (f) short term tax exempt securities including municipal notes, commercial paper, auction rate floaters, and floating rate notes rated either “P-1” by Moodys or “A-1” by S&P; (g) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within not more than one (1) year from the date of acquisition thereof and, at the time of acquisition, having one (1) of the two (2) highest ratings obtainable from any two of S&P, Moody’s, or Fitch (or, if at any time no two (2) of the foregoing shall be rating such obligations, then from such other nationally recognized rating services acceptable to Administrative Agent); (h) domestic corporate bonds, other than domestic corporate bonds issued by Borrower or any of its Affiliates, maturing no more than two (2) years after the date of acquisition thereof and, at the time of acquisition, having a rating of at least A or the equivalent from any two (2) of S&P, Moody’s, or Fitch (or, if at any time no two (2) of the foregoing shall be rating such obligations, then from such other nationally recognized rating services acceptable to Administrative Agent); and (i) shares of money market, mutual, or similar funds which invest primarily in securities of the type described in (a)-(h) above.

“Total Aggregate Commitment” means the total aggregate combined Commitments of Lenders, as increased as provided in Section 3.10 or decreased as provided in Section 4.16 or Section 4.17.

“Total Leverage Ratio” means, as of any date, the ratio of (a) Combined Total Home Building Debt to (b) Adjusted Consolidated Tangible Net Worth.

“Unencumbered Real Estate Inventory” means Real Estate Inventory which is not subject to or encumbered by any deed of trust, mortgage, judgment lien, attachment lien, or any other lien (other than liens which have been bonded around so as to remove such liens as encumbrances against the Real Estate Inventory in a manner satisfactory to Administrative Agent and its legal counsel, or liens which are permitted under Section 8.11(b), (c), (j), (l), or (n)).

“Unentitled Land” means all land owned by Borrower and its Eligible Subsidiaries which is not Entitled Land.

“Unit” means single family residential housing units owned by Borrower or any Eligible Subsidiary that is a Guarantor.

“Units Under Construction” means Units where on-site construction has commenced as evidenced by the trenching of foundations for such Units.

“Unreimbursed Amount” has the meaning set forth in Section 3.9(g)(i).

“Unsold Land” means the sum of all unsold (a) Finished Lots, (b) Lots Under Development, (c) Entitled Land, and (d) Unentitled Land.

“Voting Stock” means any class or classes of securities having voting power to elect the directors of a corporation.

“Wholly-Owned Subsidiary” means a Subsidiary, one hundred percent (100%) of the capital stock of which is owned by Borrower and its wholly-owned Subsidiaries.

1.2 Number and Gender of Words; Other References. Unless otherwise specified in the Loan Documents, (a) where appropriate, the singular includes the plural and vice versa, and words of any gender include each other gender, (b) heading and caption references may not be construed in interpreting provisions, (c) monetary references are to currency of the United States of America, (d) section, paragraph, annex, schedule, exhibit, and similar references are to the particular Loan Document in which they are used, (e) references to “telecopy,” “facsimile,” “fax,” or similar terms are to facsimile or telecopy transmissions, (f) references to “including” mean including without limiting the generality of any description preceding or following that word, (g) the rule of construction that references to general items that follow references to specific items are limited to the same type or character of those specific items is not applicable in the Loan Documents, (h) references to any Person include that Person’s heirs, personal representatives, successors, trustees, receivers, and permitted assigns, (i) references to any Law include every amendment or supplement to it, rule and regulation adopted under it, and successor or replacement for it, and (j) references to any Loan Document or other document include every renewal, extension, and restatement of it, amendment and supplement to it, and replacement or substitution for it.

1.3 Accounting Terms.

(a) All accounting terms not specifically defined herein shall be construed in conformity with, and all financial data required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect from time to time, applied in a manner consistent with that used in preparing the Borrower’s financial statements described in Section 7.5.

(b) Notwithstanding Section 1.3(a), if at any time any change in GAAP or in any SEC rules and regulations (or the application of such rules and regulations to Borrower) would affect the computation of any financial ratio, covenant, or requirement set forth in any Loan Document, and either Borrower or the Majority Lenders shall so request, then Administrative Agent, Lenders and

Borrower shall negotiate in good faith to amend such ratio, covenant, or requirement to preserve the original intent thereof in light of such change (subject to the approval of the Majority Lenders); provided that until so amended (i) such ratio, covenant, or requirement shall continue to be computed in accordance with GAAP without giving effect to such change therein, and (ii) Borrower shall provide to Administrative Agent and Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change.

1.4 Exhibits. All exhibits to this Agreement, either as now existing or as the same may from time to time be supplemented, modified, or amended, are incorporated herein by this reference.

1.5 Time References. Unless otherwise specified, all references herein to times of day shall be references to Chicago, Illinois time (daylight or standard, as applicable).

1.6 Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or any documents related thereto, whether or not such maximum face amount is in effect at such time; provided that, in the case of any permanent reduction of the amount available under any Letter of Credit, references to the amount of such Letter of Credit shall be deemed to mean the amount available thereunder after giving effect to any such permanent reduction.

ARTICLE 2: RECITALS.

This Agreement is made with reference to the following facts:

(a) Borrower is primarily engaged in the business of developing residential single-family housing projects.

(b) Borrower has applied to Lenders for the Loans to finance its homebuilding operations and acquisitions in the United States of America and for working capital needs and general corporate purposes.

(c) Lenders are willing to make the Loans to Borrower on the terms and conditions set forth in this Agreement and in the other Loan Documents.

ARTICLE	3: BORROWING PROCEDURES, BORROWING BASE, LETTER OF CREDIT SUBLIMIT, AND POSSIBLE INCREASE IN TOTAL AGGREGATE COMMITMENT.

3.1 Disbursement of Loan Proceeds.

(a) Subject to the terms and conditions set forth in this Agreement, at any time and from time to time from the Closing Date through the Business Day immediately preceding the Maturity Date, each Lender severally and not jointly agrees to make its Pro Rata Share of Loans to Borrower in such amounts as Borrower may request that do not exceed in the aggregate at any one time outstanding, the Commitment of such Lender (less such Lender’s Pro Rata Share of all L/C

Obligations, if any). Subject to the limitations set forth herein, Borrower may borrow, repay, and reborrow under each Lender’s Commitment without premium or penalty. In no event shall Lenders be obligated to make Loans to Borrower at any time if, after giving effect to such Loans, the provisions of Section 3.6 would be violated.

(b) Unless Administrative Agent otherwise consents, the aggregate amount of each Eurodollar Borrowing shall be in an integral multiple of $1,000,000, but not less than $5,000,000, the aggregate amount of each Reference Rate Borrowing (other than Swing Line Advances or conversions of Swing Line Advances pursuant to Section 3.1(h)(iv)) shall be in an integral multiple of $100,000, but not less than $500,000, and the aggregate amount of each Swing Line Advance shall be in an integral multiple of $100,000.

(c) The Loans made by Lenders pursuant to this Agreement shall be evidenced by each Note.

(d) A Request for Borrowing shall be irrevocable upon receipt by Administrative Agent. Administrative Agent shall not be bound by any preliminary information that it may give Borrower concerning a particular Eurodollar Rate before it delivers the binding Eurodollar Rate notice in accordance with Section 3.3(b).

(e) Unless Administrative Agent otherwise consents, no more than ten (10) Eurodollar Borrowings in the aggregate shall be outstanding at any one time; provided, however, up to twelve (12) Eurodollar Borrowings in the aggregate may be outstanding if Borrower pays to Administrative Agent an additional fee of $250 per Eurodollar Borrowing with each Request for Borrowing after the tenth (10th) such request.

(f) Administrative Agent will notify each Lender of its receipt of a Request for Borrowing and of the amount of such Lender’s Pro Rata Share of that Borrowing by 1:00 p.m. on the date of timely receipt of a Request for Borrowing by Borrower.

(g) Each Lender will make the amount of its Pro Rata Share of each Borrowing available to Administrative Agent for the account of Borrower at Administrative Agent’s payment office (described on the signature page hereof) by 1:00 p.m. on the date of such Borrowing requested by Borrower in funds immediately available to Administrative Agent. Subject to the provisions of Article 6 and Section 3.7, the proceeds of all such Loans will then be made available to Borrower by Administrative Agent by wire transfer in accordance with written instructions provided to Administrative Agent by Borrower of like funds as received by Administrative Agent.

(h) The following procedures shall apply to Swing Line Advances:

(i) Not later than 3:30 p.m. on the Business Day on which a proposed Swing Line Advance is to be made, Swing Line Lender must have received in writing a request that a Swing Line Advance be made on that Business Day, stating that such Advance shall be a Swing Line Advance, and stating the amount of the requested Swing Line Advance.

(ii) The obligation of Swing Line Lender to make any Swing Line Advances is subject to the conditions precedent in Section 6.2. Unless Swing Line Lender has received notice (by telephone or in writing) from Administrative Agent (including at the request of any Lender) prior to 4:00 p.m. on the date of the proposed Swing Line Advance that one or more of the applicable conditions specified in Article 6 is not then satisfied, then, subject to the terms and conditions hereof, Swing Line Lender shall credit to the Account, from Swing Line Lender’s funds, the amount of the requested Swing Line Advance; provided, however, that after giving effect to any Swing Line Advance, (A) the aggregate amount of all Swing Line Advances does not exceed the Swing Line Sublimit, (B) the aggregate outstanding amount of Loans plus the aggregate outstanding L/C Obligations shall not exceed the Total Aggregate Commitment, and (C) the aggregate outstanding amount of the Loans of any Lender, plus such Lender’s Pro Rata Share of the aggregate outstanding amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the aggregate outstanding amount of all Swing Line Advances shall not exceed such Lender’s Commitment; and provided, further, that Borrower shall not use the proceeds of any Swing Line Advance to refinance any outstanding Swing Line Advance.

(iii) On or before 11:00 a.m. on the second (2nd) Business Day following the Business Day on which a Swing Line Advance is made, Swing Line Lender shall request, on behalf of Borrower (which hereby irrevocably authorizes Swing Line Lender to so request on its behalf), that Lenders make a Reference Rate Borrowing in the amount of such Swing Line Advance.

(iv) Each Lender shall deliver to Administrative Agent (for the benefit of Swing Line Lender) before 1:00 p.m. on the Business Day following the Business Day on which notice has been sent to such Lender under Section 3.1(h)(iii) immediately available funds in an amount equal to such Lender’s Pro Rata Share of such Reference Rate Borrowing. Administrative Agent shall pay all such amounts received to Swing Line Lender, which shall immediately apply such amounts to such Swing Line Advance. Except to the extent expressly set forth herein, the obligation of each Lender to make disbursements to Administrative Agent pursuant to this Section 3.1(h)(iv) shall be absolute and unconditional.

(v) If for any reason any Swing Line Advance cannot be refinanced by a Reference Rate Borrowing in accordance with Section 3.1(h)(iv), the request for Reference Rate Borrowing submitted by Swing Line Lender as set forth herein shall be deemed to be a request by Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Advance and each Lender’s payment to Administrative Agent for the account of Swing Line Lender pursuant to Section 3.1(h)(iii) shall be deemed payment in respect of such participation. In such event, Swing Line Lender shall be deemed irrevocably and unconditionally to have sold and transferred to each Lender without recourse and, each Lender shall have deemed to have irrevocably and unconditionally purchased and received, an undivided interest and participation, to the extent of such Lender’s Pro Rata Share, in all outstanding Swing Line Advances. Each Lender shall promptly (and in any event within two (2) Business Days) pay to Administrative Agent (for the benefit of Swing Line Lender) in immediately available funds an amount equal to such Lender’s Pro Rata Share of the outstanding principal amount of such Swing Line Advances. Administrative Agent shall pay all amounts received to Swing Line Lender, which shall apply such amounts to such Swing Line Advances. Any amount payable to Administrative Agent (for the benefit of Swing Line Lender) pursuant to this Section 3.1(h)(v) and not paid within two (2) Business Days of the day on which notice of such payment received from Administrative Agent shall bear interest until paid at the Federal Funds Rate. If Lenders make any payment in respect of Swing Line Advances as contemplated by this Section 3.1(h)(v) and thereafter Administrative Agent or Swing Line Lender receives a payment on account of any such Advance, then Administrative Agent or Swing Line Lender, as appropriate, shall promptly pay to each Lender which funded its participation therein an amount equal to such Lender’s Pro Rata Share thereof. The obligation of each Lender to make payments under this Section 3.1(h)(v) shall be unconditional and irrevocable and shall be made under all circumstances. If any payment received on account of any Swing Line Advance and distributed to a Lender as a participant under this Section 3.1(h)(v) is thereafter recovered from Administrative Agent or Swing Line Lender in connection with any bankruptcy or insolvency proceeding relating to Borrower or otherwise, then each Lender which received such distribution shall, upon demand by Administrative Agent, repay to Administrative Agent or Swing Line Lender, as applicable, such Lender’s Pro Rata Share of the amount so recovered together with an amount equal to such Lender’s Pro Rata Share (according to the proportion of (A) the total of such Lender’s required repayment to (B) the total amount so recovered) of any interest or other amount paid or payable by Administrative Agent or Swing Line Lender in respect of the total amount so recovered.

(vi) Swing Line Lender shall not be obligated to make any Swing Line Advance pursuant to this Section 3.1(h) if the making of such Swing Line Advance would result in an aggregate amount of Swing Line Advances which are outstanding and not reimbursed by Lenders pursuant to Section 3.1(h)(iv) in excess of the Swing Line Sublimit. Swing Line Advances shall be considered Borrowings for all purposes hereunder (including conditions to disbursement but excluding the notice requirement of Section 3.2), subject only to the special reimbursement obligations of Lenders pursuant to this Section 3.1(h). If Swing Line Lender is excused from its obligation to make a requested Swing Line Advance by this Section 3.1(h)(vi), then Borrower shall still be entitled to obtain the requested Borrowing pursuant to the other provisions of Article 3, subject to the conditions applicable to such Borrowings.

3.2 Reference Rate Borrowings. All Loans shall at all times constitute Reference Rate Borrowings unless properly designated or redesignated as Eurodollar Borrowings pursuant to Sections 3.3 or 3.4. Each request by Borrower for a new Reference Rate Borrowing (except for Swing Line Advances) shall be made pursuant to a Request for Borrowing received by Administrative Agent, at Administrative Agent’s Lending Office, not later than 12:00 p.m. at least one (1) Business Day prior to the date the Reference Rate Borrowing is to be funded to Borrower. Administrative Agent will notify each Lender of its receipt of a Request for Borrowing in accordance with Section 3.1(f).

3.3 Eurodollar Borrowing.

(a) Each request by Borrower for a Eurodollar Borrowing shall be made pursuant to a Request for Borrowing received by Administrative Agent, at Administrative Agent’s Lending Office, not later than 12:00 p.m. at least three (3) Business Days before the first (1st) day of the applicable Interest Period. Administrative Agent will notify each Lender of its receipt of a Request for Borrowing in accordance with Section 3.1(f).

(b) At or about 12:00 p.m. two (2) Business Days prior to the first (1st) day of the applicable Interest Period, Administrative Agent shall determine the applicable Eurodollar Rate (which determination shall be conclusive in the absence of manifest error) and shall promptly give notice of the same to Borrower and Lenders by telephone or telecopier.

(c) Upon fulfillment of the applicable conditions set forth in Article 6, a Eurodollar Borrowing shall become effective on the first (1st) day of the applicable Interest Period.

(d) Administrative Agent in its sole discretion may require Borrower to request any Eurodollar Borrowing of $100,000,000 or more, or any redesignation of a Reference Rate Borrowing of $100,000,000 or more as a Eurodollar Borrowing, at a time or on a day which is one (1) Business Day earlier than the deadline stated above (or for redesignations of Reference Rate Borrowings, stated in Section 3.4) for making such a request.

(e) Nothing contained herein shall require Lenders to fund any Eurodollar Borrowing in the London interbank eurodollar market.

3.4 Redesignation of Borrowings.

(a) If any Eurodollar Borrowing is not repaid on the last day of the applicable Interest Period, then such Borrowing automatically shall be redesignated as a Reference Rate Borrowing on such date.

(b) Subject to the terms and conditions set forth in this Agreement, at any time and from time to time from the Closing Date until one (1) month preceding the Maturity Date, Borrower may request that all or a portion of outstanding Reference Rate Borrowings be redesignated as a Eurodollar Borrowing; provided that the Interest Period for such Eurodollar Borrowing shall end on or before the Maturity Date.

(c) Each redesignation of all or a portion of outstanding Reference Rate Borrowings as a Eurodollar Borrowing shall be made pursuant to a written Request for Redesignation of Borrowing. Not later than 12:00 p.m. at least three (3) Business Days prior to the first (1st) day of the applicable Interest Period, Administrative Agent shall have received, at Administrative Agent’s Lending Office, a properly completed Request for Redesignation of Borrowing specifying (i) the requested date of redesignation, (ii) the requested amount of Reference Rate Borrowings to be redesignated as a Eurodollar Borrowing, and (iii) the requested Interest Period. Administrative Agent may, in its sole and absolute discretion, permit a Request for Redesignation of Borrowing to be made by telecopier or by telephone (with confirmation sent promptly by telecopier) by Borrower.

(d) Administrative Agent will notify each Lender of its receipt of a Request for Redesignation by 2:00 p.m. on the date of timely receipt of a Request for Redesignation from Borrower. All redesignations shall be made ratably according to the respective outstanding principal amount of the Loans with respect to which the Request for Redesignation was given is then held by each Lender.

(e) Unless Administrative Agent otherwise consents, the amount of Reference Rate Borrowings to be redesignated as a Eurodollar Borrowing shall be an integral multiple of $1,000,000, but not less than $5,000,000.

(f) With respect to any redesignation of Reference Rate Borrowing as a Eurodollar Borrowing, at or about 12:00 p.m. two (2) Business Days prior to the first (1st) day of the applicable Interest Period, Administrative Agent shall determine the applicable Eurodollar Rate (which determination shall be conclusive in the absence of manifest error) and shall promptly give notice of the same to Borrower and Lenders by telephone or telecopier.

(g) Upon fulfillment of the applicable conditions set forth in this Agreement, the redesignation of all or a portion of outstanding Reference Rate Borrowings as a Eurodollar Borrowing shall become effective on the first (1st) day of the applicable Interest Period.

(h) A Request for Redesignation of Borrowing shall be irrevocable upon receipt by Administrative Agent.

(i) Nothing contained herein shall require Lenders to fund any Eurodollar Borrowing resulting from redesignation of all or a portion of any of the Reference Rate Borrowings in the London interbank eurodollar market.

(j) Notwithstanding anything herein to the contrary, unless all of Lenders otherwise agree, during the existence of a Default or an Event of Default, (i) Borrower may not elect to have a Loan converted into a Eurodollar Borrowing and (ii) each Eurodollar Borrowing shall, on the last day of its respective Interest Period, be redesignated as a Reference Rate Borrowing.

3.5 Calculation of Borrowing Base. The following provisions in this Section 3.5 shall apply at all times in which an Investment Grade Rating does not exist.

(a) Borrowing Base Certificate; Approval. The Borrowing Base shall be calculated at the times and in the manner set forth in this Section 3.5(a):

(i) Within forty-five (45) days after the end of each calendar quarter, and at such other times as the Majority Lenders may reasonably require (provided that such calculation is to be made as of the last day of a calendar month), Borrower shall provide Administrative Agent with a Borrowing Base Certificate (and Administrative Agent will promptly forward to each Lender) showing Borrower’s calculations of the components of the Borrowing Base and such data supporting such calculations as the Majority Lenders may require. The Majority Lenders shall have a period of thirty (30) days following receipt of a Borrowing Base Certificate to notify Administrative Agent (who shall notify Borrower) of the Majority Lenders’ approval or disapproval thereof. Failure of the Majority Lenders to so notify Administrative Agent and Administrative Agent to so notify Borrower within such thirty (30) day period shall be deemed approval and such Borrowing Base as set forth in such Borrowing Base Certificate shall be effective as of the date approved (or deemed approved) by the Majority Lenders. The amount so approved (or deemed approved) shall constitute the Borrowing Base until such time as the Borrowing Base is redetermined in accordance with this Section 3.5(a).

(ii) In the event that Administrative Agent (as requested by the Majority Lenders) timely notifies Borrower of disapproval of a Borrowing Base Certificate, then Administrative Agent shall, at the same time, notify Borrower in writing of the amount of the Borrowing Base as reasonably determined by the Majority Lenders and the basis of such determination, and the effective date thereof (which shall be the date of the giving of such notice by Administrative Agent), and such amount shall thereupon and thereafter constitute the Borrowing Base which shall remain in effect until such time as the Borrowing Base is redetermined in accordance with this Section 3.5(a). The Majority Lenders and Borrower shall each cooperate in good faith with the other in the calculation of the Borrowing Base in circumstances where the Majority Lenders disapprove a Borrowing Base Certificate prepared by Borrower.

(iii) Each determination of the Borrowing Base in accordance with this Section 3.5(a) shall be binding and conclusive upon the parties hereto, and provided that the Majority Lenders are not bound to rely on information and figures provided by Borrower if the Majority Lenders determine in good faith that it would be inappropriate to do so. Nothing contained herein shall be deemed to restrict Borrower from submitting additional Borrowing Base Certificates to Administrative Agent for the Majority Lenders’ approval at times other than those required hereunder.

(b) Amount of Borrowing Base. As used herein in the Agreement, the term “Borrowing Base” shall have the meaning set forth in this Section 3.5(b):

(i) Except as set forth in Sections 3.5(b)(ii), (iii), and (iv), the Borrowing Base shall consist of the Dollar amount equal to the sum of the following Unencumbered Real Estate Inventory owned by Borrower or any Eligible Subsidiary that is a Guarantor:

(A) Entitled Land. Fifty percent (50%) of the GAAP Value of all Entitled Land (subject to the twenty percent (20%) limitation specified in Section 3.5(b)(iii)); plus

(B) Lots Under Development. Sixty-five percent (65%) of the GAAP Value of all Lots Under Development; plus

(C) Units Under Construction and Completed Units. Ninety percent (90%) of the GAAP Value of all Units Under Construction and Completed Units (subject to adjustment for Completed Units as set forth in Section 3.5(b)(ii)); plus

(D) Escrow Proceeds Receivable. One hundred percent (100%) of the amount of Escrow Proceeds Receivable.

(ii) Advance rates for Completed Units shall decrease as follows with the passage of time following the dates such Units become Completed Units: (A) 180 days following the date such Units become Completed Units (other than with respect to Model Units, as to which clause (C) shall apply) the applicable advance rate shall decrease from ninety percent (90%) (as specified in Section 3.5(b)(i)(C) above) to fifty percent (50%); (B) 360 days following the date that such Units become Completed Units (other than with respect to Model Units, as to which clause (C) shall apply) the applicable advance rate shall decrease from fifty percent (50%) to zero percent (0%) (i.e., no value shall be attributed to the Borrowing Base); and (C) with respect to Model Units, 180 days following the sale of the last production Unit in the applicable project relating to such Model Unit, the applicable advance rate for such Model Units shall decrease from ninety percent (90%) (as specified in Section 3.5(b)(i)(C) above) to zero percent (0%) (i.e., no value shall be attributed to the Borrowing Base).

(iii) Anything in this Agreement to the contrary notwithstanding, in the event that more than twenty percent (20%) of the Borrowing Base is attributable to Entitled Land, then any Entitled Land in excess of such twenty percent (20%) limitation shall have a zero percent (0%) advance rate (i.e., shall add no value to the Borrowing Base).

(iv) Only Real Estate Inventory which is Unencumbered Real Estate Inventory may be added to the Borrowing Base. Any Real Estate Inventory that is not Unencumbered Real Estate Inventory shall have no value for purposes of the Borrowing Base (i.e., a zero percent (0%) advance rate). Furthermore, Unentitled Land shall have no value for purposes of the Borrowing Base (i.e., a zero percent (0%) advance rate). Once Units or any other Real Estate Inventory are sold and conveyed to a buyer, or otherwise cease to be owned by Borrower (or any Eligible Subsidiary that is a Guarantor), the applicable advance rate shall decrease to zero percent (0%), and Borrower shall not be entitled to have any value for such assets attributed to the Borrowing Base. Any Unencumbered Real Estate Inventory that is subject to a Profit and Participation Agreement shall have no value for purposes of the Borrowing Base (i.e., a zero percent (0%) advance rate) if (A) such Profit and Participation Agreement is not on market terms, as determined in the reasonable discretion of Administrative Agent, or (B) any dispute exists between the parties thereto with respect to the terms of such Profit and Participation Agreement that is in arbitration or litigation.

3.6 Borrowing Base. The sum of the aggregate principal amount at any time outstanding under the Loans plus the L/C Obligations shall not at any time exceed (a) at any time in which an Investment Grade Rating exists, the Total Aggregate Commitment or (b) at any time in which an Investment Grade Rating does not exist, the lesser of (i) the Total Aggregate Commitment, or (ii) the Borrowing Base less Senior Unsecured Home Building Debt (exclusive of the outstanding amount of the Loans and L/C Obligations).

3.7 Payments by Lenders to Administrative Agent.

(a) Unless Administrative Agent receives notice from a Lender on or prior to the Closing Date or, with respect to any Borrowing after the Closing Date, at least one (1) Business Day prior to the date of such Borrowing, that such Lender will not make available as and when required hereunder to Administrative Agent for the account of Borrower the amount of that Lender’s Pro Rata Share of the Borrowing, Administrative Agent may assume that each Lender has made such amount available to Administrative Agent in immediately available funds on the date of Borrowing and Administrative Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If and to the extent any Lender shall not have made its full amount available to Administrative Agent in immediately available funds as and when required hereunder, that Lender shall on the Business Day following such date of Borrowing make such amount available to Administrative Agent, together with interest at the Federal Funds Rate for each day during such period. A notice from Administrative Agent submitted to any Lender with respect to amounts owing under this subsection (a) shall be conclusive, absent manifest error. If such amount is so made available, then such payment to Administrative Agent shall constitute such Lender’s Loan on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to Administrative Agent on the Business Day following the date of Borrowing, then Administrative Agent will notify Borrower of such failure to fund and, upon demand by Administrative Agent, Borrower shall pay such amount to Administrative Agent for Administrative Agent’s account, together with accrued interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing.

(b) The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swing Line Advances and to make payments pursuant to Section 10.7 are several and not joint. The failure of any Lender to make any Loan on any date of Borrowing shall not relieve any other Lender of any obligation hereunder to make a Loan on such date of Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on any date of Borrowing.

3.8 Sharing of Payments, Etc. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Obligations made by it any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its Pro Rata Share, such Lender shall immediately (a) notify Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Obligations made by them as shall be necessary to cause such purchasing Lender to share the excess payment pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 11.7) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation. Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 3.8 and will in each case notify Lenders following any such purchases or repayments.

3.9 Letter of Credit Sublimit.

(a) Amounts and Terms of Letters of Credit . During the period from the date of this Agreement to, but excluding, the Maturity Date, and subject to the terms and conditions of this Agreement, upon Borrower’s request pursuant to Section 3.9(b), an Issuing Bank shall issue one or more Financial Letters of Credit or Performance Letters of Credit (each, a “Letter of Credit,” and collectively, the “Letters of Credit”) for the account of Borrower or the account of a Letter of Credit Subsidiary; provided that no Issuing Bank shall be obligated to issue any Letter of Credit if, after giving effect thereto, (i) the L/C Obligations would exceed the L/C Commitment, or (ii) the total aggregate outstanding Loans plus the L/C Obligations would exceed the Total Aggregate Commitment, or (iii) at all times in which an Investment Grade Rating does not exist, the Senior

Unsecured Home Building Debt would exceed the Borrowing Base, or (iv) the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank. All Letters of Credit shall be on the applicable Issuing Bank’s standard forms of letters of credit at the time of issuance.

(b) Request for Credit. Borrower, on or after the date of this Agreement, shall give an Issuing Bank notice of its request for the issuance of a Letter of Credit by delivering to such Issuing Bank (with a copy to Administrative Agent) (i) a Request for Letter of Credit and (ii) a duly executed and completed L/C Application on such Issuing Bank’s then current form (herein, an “L/C Application”) not later than 11:00 a.m. at least four (4) Business Days prior to the proposed issuance date. Such Request for Letter of Credit shall specify: (i) the date on which the issuance of Letter of Credit is requested to be made (which day shall be a Business Day); and (ii) the amount of the Letter of Credit.

(c) Fees. For each Letter of Credit issued by an Issuing Bank (and upon any renewal thereof), Borrower shall pay (i) to Administrative Agent, for the account of each Lender in accordance with its Pro Rata Share, from Borrower’s own funds a fee equal to the Applicable Margin for Eurodollar Borrowings (based on a 360 day year) times the daily maximum amount available to be drawn under such Letter of Credit (the “Letter of Credit Commission Fees”), and (ii) directly to the applicable Issuing Bank for its own account, from Borrower’s own funds a fee equal to the greater of (A) .125% per annum (based on a 360-day year) times the daily maximum amount available to be drawn under such Letter of Credit, and (B) $250 per annum (the “Letter of Credit Fronting Fees”). The Letter of Credit Commission Fees and the Letter of Credit Fronting Fees payable under clauses (i) and (ii) above shall be payable on (x) the eighth (8th) day of each quarter for fees accrued through the last day of the preceding quarter and (y) on the Maturity Date; provided, however, that with respect to the Letter of Credit Fronting Fees, any Issuing Bank may, at its option, require that the Letter of Credit Fronting Fees be paid quarterly in advance. In addition, Borrower shall pay directly to the applicable Issuing Bank for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the applicable Issuing Bank relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(d) Conditions Precedent to Issuance of Letters of Credit. No Issuing Bank shall issue, increase, or renew any Letter of Credit requested by Borrower unless the following conditions precedent have been satisfied:

(i) Conditions to Borrowings shall be Satisfied. Each of the conditions specified in Sections 6.1 and 6.2 to Borrowings shall also be applicable as conditions precedent to the issuance, increase, amendment, or renewal of any Letter of Credit.

(ii) L/C Application. The Issuing Bank requested to issue the Letter of Credit shall have received from Borrower, in form and substance satisfactory to such Issuing Bank, (A) a duly executed and completed L/C Application which L/C Application shall set forth, among other things, the beneficiary, the amount, and the term of the proposed Letter of Credit, and (B) a duly executed and completed Request for Letter of Credit (in the form of Exhibit H).

(iii) Issuing Bank Approval. The Issuing Bank requested to issue, increase, or renew the Letter of Credit shall have determined that the amount of any requested, increased, or renewed Letter of Credit, the beneficiary thereof, and the other terms contained in the documents pertaining to such Letter of Credit are satisfactory to such Issuing Bank in the exercise of its reasonable discretion.

(iv) Payment of Fees. In addition to and concurrently with the payment of the fees described in Section 3.9(c), Borrower shall pay directly to the applicable Issuing Bank its customary issuance, presentation, amendment, and other processing fees, and all other standard costs and charges of such Issuing Bank relating to letters of credit as from time to time in effect.

(v) Telephone Confirmation. Prior to the issuance, increase, amendment, or renewal of any Letter of Credit, the applicable Issuing Bank shall confirm by telephone or in writing with Administrative Agent that (A) Administrative Agent has received a copy of the duly executed and completed L/C Application from Borrower and, if not, the applicable Issuing Bank will provide Administrative Agent with a copy thereof and (B) following the issuance, increase, amendment, or renewal of such Letter of Credit, none of the limitations set forth in Section 3.9 would be violated and that all conditions precedent to such issuance have been satisfied.

(vi) Expiry Date. The expiry date of such requested Letter of Credit would not occur more than three hundred sixty-four (364) days after the Maturity Date, unless all the Lenders have approved such expiry date.

(vii) Order, Judgment, or Decree. No order, judgment, or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the applicable Issuing Bank from issuing such Letter of Credit, or any law applicable to such Issuing Bank or any request or directive (whether or not having the force of Law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve, or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost, or expense which was not applicable on the Closing Date and which such Issuing Bank in good faith deems material to it.

(viii) Violation of Law; Issuing Bank Policies. The issuance of such Letter of Credit would not (x) violate any Laws or (y) violate one or more policies of the Issuing Bank.

(ix) Lender Default. If a default of any Lender’s obligation to fund under Section 3.9(g)(ii) exists or any Lender is at such time a Defaulting Lender, then either (1) the applicable Issuing Bank shall have entered into satisfactory arrangements with Borrower or such Lender to eliminate such Issuing Bank’s risk with respect to such Lender or (2) after giving effect to such Letter of Credit, the total outstanding amount under the Notes plus the L/C Obligations does not exceed the Total Aggregate Commitment excluding the Commitment of such Defaulting Lender.

(e) Subsidiary Letters of Credit. Borrower has requested that Letters of Credit from time to time upon its request be issued by an Issuing Bank (the “Subsidiary Letters of Credit”) with Borrower and any one or more of Borrower’s Subsidiaries or Home Building Joint Ventures (collectively, the “Letter of Credit Subsidiaries”) as the “account parties” (which would be liable under the reimbursement agreements pertaining to such Subsidiary Letters of Credit) thereunder. Subsidiary Letters of Credit shall constitute “Letters of Credit” hereunder, and all terms and conditions specified above in this Section 3.9 with respect to Letters of Credit shall be applicable to such Subsidiary Letters of Credit. Without limiting the foregoing, any draws under such Subsidiary Letters of Credit shall constitute Loans hereunder which Borrower is obligated to repay (as more fully set forth in Section 3.9(g)), all amounts remaining undrawn on under all such Subsidiary Letters of Credit shall constitute part of the “L/C Obligations,” and the fees and issuance procedures shall be as specified above. In addition to all terms and conditions specified in Section 3.9(d) above to the issuance of Letters of Credit, it shall be a condition to the issuance of any Subsidiary Letter of Credit that Borrower shall have executed the Guaranty of the Subsidiary Letters of Credit as well as such other documents as the applicable Issuing Bank and/or Administrative Agent may reasonably request (and shall have reaffirmed such guaranty from time to time upon Administrative Agent’s request). All waivers and releases made by Borrower which are set forth in the Guaranty of the Subsidiary Letters of Credit are incorporated herein by this reference and shall also be applicable to any Loans (and Borrower’s obligation to repay such Loans) made or to be made under Section 3.9(g) with respect to draws under the Subsidiary Letters of Credit.

(f) Existing Letters of Credit. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date, shall be subject to and governed by the terms and conditions hereof.

(g) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable Issuing Bank shall notify Borrower and Administrative Agent thereof. Not later than 1:00 p.m. on the date of any payment by an Issuing Bank under a Letter of Credit (each such date, an “Honor Date”), Borrower shall reimburse such Issuing Bank through Administrative Agent in an amount equal to the amount of such drawing; provided that if the notice of drawing described in the preceding sentence is not received by Borrower by 12:00 noon, then Borrower shall reimburse such Issuing Bank by 1:00 p.m. on the next succeeding Business Day in an amount equal to the amount of such drawing together with interest at the rate applicable to Reference Rate Borrowings. If Borrower fails to so reimburse such Issuing Bank by such time, then Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Pro Rata Share thereof. In such event, Borrower shall be deemed to have requested a Reference Rate Borrowing to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 3.1 for the principal amount of Reference Rate Borrowings, but subject to the amount of the unutilized portion of the Total Aggregate Commitment and the conditions set forth in Article 6 (other than the delivery of a Request for Borrowing). Any notice given by an Issuing Bank or Administrative Agent pursuant to this Section 3.9(g)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender (including each Lender acting as an Issuing Bank) shall upon any notice pursuant to Section 3.9(g)(i) make funds available to Administrative Agent for the account of the applicable Issuing Bank at Administrative Agent’s Lending Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 3:00 p.m. on the Business Day specified in such notice by Administrative Agent, whereupon, subject to the provisions of Section 3.9(g)(iii), each Lender that so makes funds available shall be deemed to have made a Reference Rate Borrowing to Borrower in such amount. Administrative Agent shall remit the funds so received to the applicable Issuing Bank.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Reference Rate Borrowing because the conditions set forth in Article 6 cannot be satisfied or for any other reason, Borrower shall be deemed to have incurred from the applicable Issuing Bank an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate specified in Section 4.3. In such event, each Lender’s payment to Administrative Agent for the account of the applicable Issuing Bank pursuant to Section 3.9(g)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 3.9.

(iv) Until each Lender funds its Reference Rate Borrowing or L/C Advance pursuant to this Section 3.9(g) to reimburse the applicable Issuing Bank for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the applicable Issuing Bank.

(v) Each Lender’s obligation to make Reference Rate Borrowings or L/C Advances to reimburse each Issuing Bank for amounts drawn under Letters of Credit, as contemplated by this Section 3.9(g), shall be absolute and unconditional and shall not be affected by any circumstance, including: (A) any set-off, counterclaim, recoupment, defense, or other right which such Lender may have against the applicable Issuing Bank, Borrower, or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default; or (C) any other occurrence, event, or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Reference Rate Loans pursuant to this Section 3.9(g) is subject to the conditions set forth in Article 6 (other than delivery by Borrower of a Notice of Borrowing). No such making of an L/C Advance shall relieve or otherwise impair the obligation of Borrower to reimburse the applicable Issuing Bank for the amount of any payment made by the applicable Issuing Bank under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to Administrative Agent for the account of the applicable Issuing Bank any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 3.9(g) by the time specified in Section 3.9(g)(ii), the applicable Issuing Bank shall be entitled to recover from such Lender (acting through Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the applicable Issuing Bank at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the applicable Issuing Bank submitted to any Lender (through Administrative Agent) with respect to any amounts owing under this Section 3.9(g)(vi) shall be conclusive absent manifest error.

(h) Repayment of Participations.

(i) At any time after an Issuing Bank has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 3.9(g), if Administrative Agent receives for the account of such Issuing Bank any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from Borrower or otherwise, including proceeds of cash collateral applied thereto by Administrative Agent), Administrative Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by Administrative Agent.

(ii) If any payment received by Administrative Agent for the account of an Issuing Bank pursuant to Section 3.9(g)(i) is required to be returned under any of the circumstances described in Section 11.4 (including pursuant to any settlement entered into by such Issuing Bank in its discretion), each Lender shall pay to Administrative Agent for the account of such Issuing Bank its Pro Rata Share thereof on demand of Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

(i) Obligations Absolute. The obligation of Borrower to reimburse each Issuing Bank for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional, and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii) the existence of any claim, counterclaim, set-off, defense, or other right that Borrower or any Letter of Credit Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable Issuing Bank, or any other Person, whether in connection with this Agreement, the transactions contemplated hereby, or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate, or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the applicable Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the applicable Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver, or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Borrower or any Letter of Credit Subsidiary.

Borrower and each Letter of Credit Subsidiary shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Borrower’s or any Letter of Credit Subsidiary’s instructions or other irregularity, Borrower and such Letter of Credit Subsidiary will immediately notify the applicable Issuing Bank. Borrower and each Letter of Credit Subsidiary shall be conclusively deemed to have waived any such claim against the applicable Issuing Bank and its correspondents unless such notice is given as aforesaid.

(j) Role of Issuing Bank. Each Lender and Borrower agree that, in paying any drawing under a Letter of Credit, no Issuing Bank shall have any responsibility to obtain any document (other than any sight draft, certificates, and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. No Issuing Bank, no Agent-Related Person, nor any of their respective correspondents, participants, or assignees shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Majority Lenders, as applicable, (ii) any action taken or omitted in the absence of gross negligence or willful misconduct, or (iii) the due execution, effectiveness, validity, or enforceability of any document or instrument related to any Letter of Credit or L/C Application. Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. No Issuing Bank, no Agent-Related Person, nor any of their respective correspondents, participants, or assignees shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 3.9(i); provided, however, that anything in such clauses to the contrary notwithstanding, Borrower may have a claim against an Issuing Bank, and an Issuing Bank may be liable to Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by Borrower which were caused by such Issuing Bank’s willful misconduct or gross negligence or such Issuing Bank’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, each Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no Issuing Bank shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(k) Indemnification by Lenders. EACH LENDER SHALL, RATABLY IN ACCORDANCE WITH ITS PRO RATA SHARE, INDEMNIFY EACH ISSUING BANK AND ITS RESPECTIVE DIRECTORS, OFFICERS, AGENTS, AND EMPLOYEES (TO THE EXTENT NOT REIMBURSED BY BORROWER) AGAINST ANY COST, EXPENSE, (INCLUDING ATTORNEY COSTS), CLAIM, DEMAND, ACTION, LOSS, OR LIABILITY (EXCEPT SUCH AS RESULT FROM SUCH INDEMNITEES’ GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OR SUCH ISSUING BANK’S FAILURE TO PAY UNDER ANY LETTER OF CREDIT AFTER THE PRESENTATION TO IT OF A REQUEST STRICTLY COMPLYING WITH THE TERMS AND CONDITIONS OF THE LETTER OF CREDIT) THAT SUCH INDEMNITEES MAY SUFFER OR INCUR IN CONNECTION WITH THIS SECTION 3.9 OR ANY ACTION TAKEN OR OMITTED BY SUCH INDEMNITEES HEREUNDER.

(l) Applicability of ISP98. Unless otherwise expressly agreed by the applicable Issuing Bank and Borrower when a Letter of Credit is issued, the rules of the International Standby Practices 1998 published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit.

(m) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Documents, the terms hereof shall control.

(n) Letter of Credit Information.

(i) Each Issuing Bank shall, no later than the first (1st) Business Day of each month, provide to Administrative Agent a schedule of the Letters of Credit issued by it, in form and substance reasonably satisfactory to Administrative Agent, showing the date of issuance of each Letter of Credit, the account party, the original face amount (if any), the expiration date, and the reference number of any Letter of Credit outstanding at any time during such month, and

(ii) Administrative Agent shall provide to Lenders periodic information, but not more often than quarterly, regarding outstanding Letters of Credit (including issue date, expiry date, beneficiary, and amount), the amount of L/C Obligations, and each Lender’s Pro Rata Share thereof.

(o) Letter of Credit Amount. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases hereof contemplated by such Letter of Credit or the Issuer Documents related hereto, whether or not such maximum face amount is in effect at such time.

(p) Cash Collateral. If, as of the Maturity Date, any Letter of Credit may remain outstanding and partially or wholly undrawn, then Borrower shall, not less than thirty (30) days prior to the Maturity Date, provide Administrative Agent written notice of the same and Cash Collateralize the then-undrawn amount of all outstanding Letters of Credit (in an amount equal to such outstanding amount determined as of the thirtieth (30th) day prior to the Maturity Date and then increased or decreased, as applicable, on the Maturity Date). Effective as of the time Borrower is required under this Section 3.9(p) or any other provision of this Agreement or the Loan Documents to Cash Collateralize the then-undrawn amount of all outstanding Letters of Credit, if Borrower chooses to Cash Collateralize the then-undrawn amounts by providing cash or deposit accounts instead of providing back-up letters of credit, then Borrower hereby grants to Administrative Agent, for the benefit of each Issuing Bank and the Lenders, a security interest in all such designated cash or deposit accounts, and all balances therein and all proceeds of the foregoing in an amount equal to such undrawn amount of outstanding Letters of Credit. Cash collateral shall be maintained in blocked, interest bearing deposit accounts at Administrative Agent. Cash collateral shall be released from such Lien as and to the extent that Letters of Credit expire or terminate or are drawn upon and reimbursed.

3.10 Possible Increase in Total Aggregate Commitment.

(a) Lenders on the Closing Date shall be Lenders set forth on Schedule 1.1 on the Closing Date.

(b) At any time after the Closing Date and prior to the date that is ninety (90) days prior to the Maturity Date, Administrative Agent shall, without the consent of Lenders (except as specified in this Section 3.10), from time to time at the request of Borrower, increase the Total Aggregate Commitment by (i) admitting additional Lenders hereunder (each a “Subsequent Lender”), or (ii) increasing the Commitment of any Lender (each an “Increasing Lender”), subject to the following conditions:

(A) each Subsequent Lender is an Eligible Assignee;

(B) Borrower executes (x) a new Note payable to the order of a Subsequent Lender, or (y) a replacement Note payable to the order of an Increasing Lender;

(C) each Subsequent Lender executes and delivers to Administrative Agent a Joinder Agreement in the form of Exhibit D;

(D) each Increasing Lender executes and delivers to Administrative Agent an increase certificate substantially in the form of Exhibit K;

(D) after giving effect to the admission of any Subsequent Lender or the increase in the Commitment of any Increasing Lender, the Total Aggregate Commitment does not exceed $1,100,000,000 (less the amount of any reduction and termination of the Total Aggregate Commitment pursuant to Section 4.17);

(E) each increase in the Total Aggregate Commitment shall be in the amount of $10,000,000 or a greater integral multiple of $1,000,000;

(F) no admission of any Subsequent Lender shall increase the Commitment of any existing Lender without the written consent of such Lender;

(G) no Default or Event of Default exists;

(H) no Lender shall be an Increasing Lender without the written consent of such Lender; and

(I) Administrative Agent and the applicable Subsequent Lender or Increasing Lender, as the case may be, are satisfied that after giving effect to the increase in the Total Aggregate Commitment, the Obligations constitute “senior debt” under all Subordinated Debt of Borrower.

After the admission of any Subsequent Lender or increase in the Commitment of any Increasing Lender, Administrative Agent shall promptly provide to each Lender and to Borrower a new Schedule 1.1(a) to this Agreement (and each Lender acknowledges that its percentage obligation under such Schedule will change in accordance with its Pro Rata Share of the increased Total Aggregate Commitment). In the event that there are any Loans outstanding after giving effect to an increase in the Total Aggregate Commitment pursuant to this Section 3.10, upon notice from Administrative Agent to each Lender, the amount of such Loans owing to each Lender shall be appropriately adjusted to reflect the new Pro Rata Shares of each Lender, and Borrower shall pay any amounts required pursuant to Section 4.7.

ARTICLE 4: PAYMENTS AND FEES.

4.1 Principal and Interest.

(a) Interest shall be payable on the outstanding daily unpaid principal amount of each Borrowing from the date thereof until payment in full is made and shall accrue and be payable at the rates set forth herein both before and after default and before and after maturity and judgment, with interest on overdue interest to bear interest at the rate specified in Section 4.3. Upon any partial prepayment or redesignation of outstanding Reference Rate Borrowings, interest accrued through the date of such prepayment or redesignation shall be payable on the next following Interest Payment Date and shall be deducted from the Account on such date. Insufficient funds in the Account shall not excuse Borrower’s obligation to pay accrued interest on the Interest Payment Date. Upon any partial prepayment or payment in full or redesignation or conversion of any Eurodollar Borrowing, or upon any payment or redesignation in full of all outstanding Reference Rate Borrowings, interest accrued through the date of such prepayment, payment, redesignation, or conversion shall be payable on the next following Interest Payment Date.

(b) Interest on each Reference Rate Borrowing shall be computed on the basis of a year of 360 days and the actual number of days elapsed, at the Reference Rate times the total principal balance outstanding of Loans bearing interest at the Reference Rate under each Note. Interest accrued on each Reference Rate Borrowing shall be payable on each Interest Payment Date, commencing with the first such date to occur after the Closing Date, and shall be deducted from the Account on each such Interest Payment Date. Insufficient funds in the Account shall not excuse Borrower’s obligation to pay accrued interest on the Interest Payment Date. Administrative Agent shall use its best efforts to notify Borrower of the amount of interest so payable prior to each Interest Payment Date, but failure of Administrative Agent to do so shall not excuse payment of such interest when payable. Except as otherwise provided in Section 4.3, the unpaid principal amount of any Reference Rate Borrowing shall bear interest at a fluctuating rate per annum equal to the Reference Rate plus the Applicable Margin, if any, applicable to Reference Rate Borrowings. Each change in the interest rate shall take effect simultaneously with the corresponding change in the Reference Rate. Each change in the Reference Rate shall be effective as of 12:01 a.m. on the Business Day on which the change in the Reference Rate is announced, unless otherwise specified in such announcement, in which case the change shall be effective as so specified.

(c) Interest on each Eurodollar Borrowing shall be computed on the basis of a year of 360 days and the actual number of days elapsed. Interest accrued on each Eurodollar Borrowing shall be payable on each Interest Payment Date and shall be deducted from the Account on such date. Insufficient funds in the Account shall not excuse Borrower’s obligation to pay accrued interest on the Interest Payment Date. Administrative Agent shall use its best efforts to notify Borrower of the amount of interest so payable prior to each such date, but failure of Administrative Agent to do so shall not excuse payment of such interest when payable. Except as otherwise provided in Section 4.3, the unpaid principal amount of any Eurodollar Borrowing shall bear interest at a rate per annum equal to the Eurodollar Rate for that Eurodollar Borrowing plus the Applicable Margin applicable to Eurodollar Borrowings.

(d) If not sooner paid as required herein, then the principal indebtedness evidenced by each Note shall be payable as follows:

(i) the amount, if any, by which the principal indebtedness evidenced by each Note at any time exceeds the applicable Lender’s Commitment shall be payable immediately;

(ii) the amount of each payment required pursuant to Section 4.14 shall be payable as provided therein;

(iii) all outstanding Loans (other than Swing Line Advances) shall be payable on the Maturity Date; and

(iv) each Swing Line Advance shall be payable on the earlier to occur of (A) the date which is three (3) Business Days after such Swing Line Advance is made and (B) the Maturity Date.

(e) All or any portion of the aggregate amount of all Loans at any time outstanding may, at any time and from time to time, be paid or prepaid in whole or in part, provided that (i) any partial prepayment shall be an integral multiple of $1,000,000, (ii) any partial prepayment shall be in an amount not less than $5,000,000, (iii) any payment or prepayment of all or any part of any Eurodollar Borrowing on a day other than the last day of the applicable Interest Period shall be made on a Business Day, as applicable, and shall be preceded by at least three (3) Business Days written notice to Administrative Agent of the date and amount of such payment or payments, and (iv) any prepayment of a Eurodollar Borrowing prior to the last day of the applicable Interest Period shall be accompanied by a prepayment fee calculated in accordance with Section 4.1(f) and any other amounts required to be paid pursuant to Section 4.7. In addition, if at any time the amount of any Eurodollar Borrowing is reduced (by payment, prepayment or conversion of a part thereof) to an amount less than $5,000,000, then such Eurodollar Borrowing shall automatically convert into a Reference Rate Borrowing, and on and after such date the right of Borrower to continue such Borrowing as a Eurodollar Borrowing shall terminate.

(f) Prepayment fees shall be calculated as follows:

(i) $100 (for each Lender and for each Eurodollar contract); plus

(ii) any loss or expense arising from the liquidation or reemployment of funds obtained by each Lender to maintain its Eurodollar Borrowings or from fees payable to terminate the deposits from which such were obtained, which loss or expense shall be calculated in accordance with Section 4.7.

Each Lender’s determination of the amount of any prepayment fee shall be conclusive in the absence of manifest error.

Nothing contained in this Section 4.1 shall relieve Borrower from its obligation to make interest payments to Lenders on each Interest Payment Date (in accordance with the terms and conditions contained herein) in the event the funds held in the Account are insufficient to make such interest payments on any such Interest Payment Date.

4.2 Unused Fee. For the period commencing on the date of this Agreement and ending on the Maturity Date, Borrower shall pay an unused fee each quarter to Administrative Agent for the account of each Lender in accordance with its Pro Rata Share, computed on the basis of a year of 360 days and the actual number of days elapsed, equal to the Applicable Margin for unused fees times the average daily difference during such quarter between (a) the Total Aggregate Commitment and (b) the total principal balance outstanding under the Notes (excluding the Swing Line Advances) plus the L/C Obligations. The unused fee shall be payable on (x) the eighth (8th) day of each quarter for fees accrued through the last day of the preceding quarter and (y) on the Maturity Date.

4.3 Late Payments. Should any installment of principal or interest or any fee or cost or other amount payable under any Loan Document to Lenders not be paid within three (3) Business Days of when due, or at all times in which an Event of Default exists, such installment, fee, cost, or other amount (and all Loans during the existence of an Event of Default) shall bear interest at a fluctuating interest rate per annum at all times equal to the sum of the Reference Rate plus the Applicable Margin, if any, applicable to Reference Rate Borrowings plus two percent (2.0%) per annum, to the fullest extent permitted by applicable Law. Accrued and unpaid interest on past due amounts (including, without limitation, interest on past due interest) shall be compounded monthly, on the last day of each calendar month, to the fullest extent permitted by applicable Law.

4.4 Taxes.

(a) Any and all payments by Borrower to or for the account of Administrative Agent or any Lender (including any Lender in its capacity as an Issuing Bank) under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings, or similar charges, and all liabilities with respect thereto, excluding, in the case of Administrative Agent or any Lender, taxes imposed on or measured by its overall net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which Administrative Agent or such Lender is organized or maintains a lending office (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings, or similar charges and liabilities being hereinafter referred to as “Taxes”). If Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to Administrative Agent or any Lender, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.4), Administrative Agent and each Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within thirty (30) days after the date of such payment, Borrower shall furnish to Administrative Agent (which shall forward the same to such Lender, as applicable) the original or a certified copy of a receipt evidencing payment thereof.

(b) In addition, Borrower agrees to pay any and all present or future stamp, court, or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement, or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c) If Borrower shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to Administrative Agent or any Lender, then Borrower shall also pay to Administrative Agent or such Lender, as applicable, at the time interest is paid, such additional amount that Administrative Agent or such Lender, as applicable specifies is necessary to preserve the after-tax yield (after factoring in all Taxes, including Taxes imposed on or measured by net income) that Administrative Agent or such Lender, as applicable would have received if such Taxes or Other Taxes had not been imposed.

(d) Borrower agrees to indemnify Administrative Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 4.4) paid by Administrative Agent or such Lender, as applicable, (ii) amounts payable under Section 4.4(c), and (iii) any liability (including additions to Tax, penalties, interest, and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this Section 4.4(d) shall be made within thirty (30) days after the date Administrative Agent or any Lender makes a demand therefor, accompanied by a certificate described in Section 4.10.

(e) Before giving any notice under this Section 4.4, the affected Lender shall designate a different Lending Office if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of such Lender, be illegal or otherwise disadvantageous to such Lender.

4.5 Illegality.

(a) If any Lender determines that the introduction of any Law, or any change in any Law or in the interpretation or administration of any Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make Eurodollar Borrowings, then, on notice thereof by such Lender to Borrower through Administrative Agent, any obligation of that Lender to make Eurodollar Borrowings shall be suspended until such Lender notifies Administrative Agent and Borrower that the circumstances giving rise to such determination no longer exist.

(b) If a Lender determines that it is unlawful to maintain any Eurodollar Borrowing, Borrower shall, upon its receipt of notice of such fact and demand from such Lender (with a copy to Administrative Agent), prepay in full such Eurodollar Borrowings of such Lender then outstanding, together with interest accrued thereon and amounts required under Section 4.7, either on the last day of the Interest Period thereof, if such Lender may lawfully continue to maintain such Eurodollar Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Borrowing. If Borrower is required to so prepay any Eurodollar Borrowing, then concurrently with such prepayment, Borrower shall borrow from the affected Lender, in the amount of such repayment, a Reference Rate Borrowing.

(c) If the obligation of any Lender to make or maintain Eurodollar Borrowings has been so terminated or suspended, then all Loans which would otherwise be made by such Lender as Eurodollar Borrowings shall be instead Reference Rate Borrowings.

(d) Before giving any notice to Administrative Agent under this Section 4.5, the affected Lender shall designate a different Lending Office with respect to its Eurodollar Rate Borrowings if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of such Lender, be illegal or otherwise disadvantageous to such Lender.

4.6 Increased Costs and Reduction of Return.

(a) If any Lender (including any Lender in its capacity as an Issuing Bank) determines that, due to either (i) the introduction of or any change (other than any change by way of imposition of or increase in reserve requirements described in Section 4.9 and other than a change in income tax rates or the manner of computing income taxes of any Lender) in or in the interpretation of any law or regulation or (ii) the compliance by that Lender with any guideline imposed or request made by any central bank or other Governmental Authority after the date hereof (whether or not having the force of law), there shall be any increase in the cost to such Lender of agreeing to make or making, funding, or maintaining any Eurodollar Borrowings or issuing or participating in Letters of Credit, then if such Lender generally is assessing such amounts to its borrowers that are similarly situated as Borrower, Borrower shall be liable for, and shall from time to time, upon five (5) days prior notice and receipt of a certificate described in Section 4.10 (with a copy of such notice and certificate to be sent to Administrative Agent), pay to Administrative Agent for the account of such Lender, additional amounts as are sufficient to compensate such Lender for such increased costs.

(b) If any Lender shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by such Lender (or its Lending Office) or any corporation controlling such Lender with any Capital Adequacy Regulation described in clauses (i) through (iii) above, affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy and such Lender’s desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitment, Loans, Letters of Credit, or obligations under this Agreement, then, upon five (5) days prior notice (accompanied by a certificate described in Section 4.10) of such Lender to Borrower through Administrative Agent, if such Lender generally is assessing such amounts to its borrowers that are similarly situated as Borrower, Borrower shall pay to such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender for such increase.

(c) Before giving any notice under this Section 4.6, the affected Lender shall designate a different Lending Office if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of such Lender, be illegal or otherwise disadvantageous to such Lender.

4.7 Funding Losses. Borrower shall reimburse each Lender and hold each Lender harmless from any loss or expense (to the extent not duplicative of a charge imposed and paid under Section 4.1(f)) which such Lender may sustain or incur as a consequence of:

(a) the failure of Borrower to borrow, continue, or redesignate a Loan after Borrower has given (or is deemed to have given) a Request for Borrowing or a Request for Redesignation of Borrowing; or

(b) any payment (including after acceleration of a Eurodollar Borrowing) of a Eurodollar Borrowing on a day that is not the last day of the relevant Interest Period (including any payment as a result of an adjustment to reflect new Pro Rata Shares pursuant to Section 3.10); or

(c) the automatic conversion under Section 4.1(e) of any Eurodollar Borrowing to a Reference Rate Borrowing on a day that is not the last day of the relevant Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Eurodollar Borrowings or from fees payable to terminate the deposits from which such funds were obtained (but excluding any loss of anticipated profit).

For purposes of calculating amounts payable by Borrower to Lenders under this Section 4.7 (and Section 4.1(f) above), each Eurodollar Borrowing (and each related reserve, special deposit, or similar requirement) shall be conclusively deemed to have been funded at the Eurodollar Rate by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, regardless of whether such Eurodollar Borrowing is so funded. Any Lender claiming compensation under this Section 4.7 shall provide to Borrower a certificate setting forth in reasonable detail the amount of loss or expense to be paid to it hereunder, which certificate shall be conclusive in the absence of manifest error.

4.8 Inability to Determine Rates. If (a) Administrative Agent determines that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Borrowing, or (b) the Majority Lenders determine that the Eurodollar Rate applicable pursuant to Section 4.1(c) for any requested Interest Period with respect to a proposed Eurodollar Borrowing does not adequately and fairly reflect the cost to such Lenders of funding such Borrowing, then, in the case of (a), Administrative Agent will promptly so notify Borrower and each Lender and, in the case of (b), such Lenders will promptly notify Administrative Agent and Borrower. Thereafter, the obligation of Lenders to make or maintain Eurodollar Borrowings, as the case may be, hereunder shall be suspended until Administrative Agent (in the case of (a)) revokes or Administrative Agent upon the instruction of the Majority Lenders (in the case of (b)) revokes such notice in writing. Upon receipt of such notice, Borrower may revoke any Request for Borrowing or Request for Redesignation of Borrowing then submitted by it. If Borrower does not revoke such Request, then Lenders shall make, convert, or continue the Loans, as proposed by Borrower, in the amount specified in the applicable notice submitted by Borrower, but such Loans shall be made, converted, or continued as Reference Rate Borrowings instead of Eurodollar Borrowings. As of the date of this Agreement, neither Administrative Agent nor any Lender has made the determination or is aware of the conditions referenced in the first sentence of this Section 4.8.

4.9 Reserves on Eurodollar Borrowings. Borrower shall pay to each Lender, as long as such Lender shall be required under regulations of the FRB to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest or other costs on the unpaid principal amount of each Eurodollar Borrowing equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided Borrower shall have received at least fifteen (15) days’ prior written notice (with a copy to Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest shall be payable fifteen (15) days from receipt of such notice.

4.10 Certificates of Lenders. Any Lender claiming reimbursement or compensation under this Article 4 shall deliver to Borrower (with a copy to Administrative Agent) a certificate setting forth in reasonable detail the amount payable to such Lender hereunder and such certificate shall be conclusive and binding on Borrower in the absence of manifest error.

4.11 Substitution of Lenders. Upon the receipt by Borrower from any Lender (an “Affected Lender”) of a claim for compensation under Section 4.4, Section 4.6, or Section 4.9 or, to the extent such problem affects less than the Majority Lenders, notice of a Lender’s inability to fund Eurodollar Borrowings under Section 4.5, Borrower may, upon notice to such Lender and Administrative Agent, replace such Lender by causing such Lender to assign its Commitment (with the assignment fee to be paid by Borrower in such instance) pursuant to Section 11.6(b) to one or more other Lenders or Eligible Assignees procured by Borrower. Borrower shall (a) pay (or cause to be paid) in full all principal, interest, fees, and other amounts owing to such Lender through the date of replacement (including any amounts payable pursuant to Section 4.4, Section 4.6, Section 4.7,

Section 4.9, and Section 11.12), and (b) release such Lender from its obligations under the Loan Documents. Any Lender being replaced shall execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans and participations in L/C Obligations.

4.12 Survival. The agreements and obligations of Borrower in Section 4.4, Section 4.6, Section 4.7, and Section 4.9 shall survive for one (1) year following termination of the Total Aggregate Commitment and the payment and performance in full of all Obligations.

4.13 Manner and Treatment of Payments. The amount of each payment hereunder or on each Note shall be made without condition or deduction for any counterclaim, defense, recoupment, or setoff to Administrative Agent for the account of each applicable Lender in immediately available funds on the day of payment (which must be a Business Day). Any payment received after 1:00 p.m. on any Business Day, shall be deemed received on the next succeeding Business Day. The amount of all payments received by Administrative Agent for the account of each Lender shall be promptly paid by Administrative Agent to the applicable Lender(s) in immediately available funds (and any such payment not remitted on the same Business Day that it is deemed received by Administrative Agent shall thereafter be payable by Administrative Agent to the applicable Lender(s) together with interest at the overnight Federal Funds Rate, as such rate is reasonably determined by Administrative Agent). Whenever any payment to be made hereunder or on each Note is due on a day that is not a Business Day, payment shall be made on the next succeeding Business Day; provided that the extension shall be included in the computation of interest owing on the next following Interest Payment Date. Any payment of the principal of any Eurodollar Borrowing shall be made on a Business Day as applicable.

4.14 Mandatory Prepayment. In the event that the aggregate principal amount of the outstanding Loans plus the L/C Obligations at any time exceeds the limitations specified in Section 3.6 (whether because of the outstanding amount of the Loans or L/C Obligations, or because of the other outstanding Senior Unsecured Home Building Debt), Borrower shall, within three (3) Business Days, make a prepayment of the Loans in such amount as is necessary to cause the amount of outstanding Loans plus L/C Obligations to comply with the limitations of Section 3.6. In the event that, after any prepayment pursuant to the immediately preceding sentence, the L/C Obligations exceed the Borrowing Base, Borrower shall, within three (3) Business Days, upon demand by Administrative Agent, Cash Collateralize the outstanding L/C Obligations in the amount by which the outstanding L/C Obligations exceed the Borrowing Base. At such time as the Borrowing Base once again equals or exceeds the outstanding Loans and L/C Obligations, and provided no other Default or Event of Default exists, any cash used to Cash Collateralize the outstanding L/C Obligations, together with any interest accrued thereon, shall be remitted to Borrower and any back-up letters of credit used to Cash Collateralize the outstanding L/C Obligations shall be terminated.

4.15 Other Fees. Borrower shall pay to Administrative Agent, for its account and the accounts of Arranger and Lenders, the fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

4.16 Voluntary Prepayment and Termination of Credit Facility Upon Change of Control. Upon any Change of Control, Borrower may terminate, upon written, irrevocable notice to Administrative Agent (which notice Administrative Agent will promptly forward to each Lender), this Agreement and the credit facility hereunder, provided that at the time of such Change in Control,

Borrower shall have (a) repaid the outstanding Loans in full, and otherwise paid and performed all other outstanding Obligations, and (b) Cash Collateralized all outstanding L/C Obligations and any payment or reimbursement obligations of Borrower and any Letter of Credit Subsidiaries in the manner specified in the last full paragraph of Section 9.2; and, notwithstanding any termination of this Agreement or the credit facility hereunder, Borrower and any Letter of Credit Subsidiaries or any other Persons in any way liable or responsible for the repayment of the L/C Obligations shall continue to be liable and responsible therefor, and the Issuing Banks, Administrative Agent, Lenders, and any other obligees with respect thereto shall continue to retain all of their repayment rights and other rights with respect thereto, including those specified in such last full paragraph of Section 9.2.

4.17 Optional Commitment Reduction and Termination. Borrower may, upon written, irrevocable notice to Administrative Agent received by 12:00 p.m. five (5) Business Days prior to the date of any requested reduction or termination, from time to time permanently reduce the Total Aggregate Commitment; provided that (a) any such partial reduction shall be in the amount of $10,000,000 or any greater integral multiple of $1,000,000, and (b) Borrower shall not terminate or reduce the Total Aggregate Commitment if, after giving effect thereto and to any concurrent prepayments hereunder, the aggregate principal amount of the outstanding Loans plus the L/C Obligations would exceed the Total Aggregate Commitment; provided, further, that the Total Aggregate Commitment may be terminated if, at the time of such termination Borrower shall have (i) repaid the outstanding Loans in full, and otherwise paid and performed all other outstanding Obligations, and (ii) Cash Collateralized all outstanding L/C Obligations and any payment or reimbursement obligations of Borrower and any Letter of Credit Subsidiaries in the manner specified in the last full paragraph of Section 9.2; and, notwithstanding any termination of this Agreement or the credit facility hereunder, Borrower and any Letter of Credit Subsidiaries or any other Persons in any way liable or responsible for the repayment of the L/C Obligations continue to be liable and responsible therefor, and the Issuing Banks, Administrative Agent, Lenders, and any other obligees with respect thereto continue to retain all of their repayment rights and other rights with respect thereto, including those specified in such last full paragraph of Section 9.2. Administrative Agent will promptly notify Lenders of any such notice of termination or reduction of the Total Aggregate Commitment. Any reduction of the Total Aggregate Commitment shall be applied to the Commitment of each Lender according to its Pro Rata Share.

ARTICLE 5: SECURITY. Except for cash collateral with respect to the L/C Obligations that may be required under certain circumstances as provided in Section 3.9(p), and the security provisions contemplated in Section 4.14, Section 4.16, Section 4.17, Section 9.2, or as otherwise expressly provided herein, the Obligations shall be unsecured.

ARTICLE 6: CONDITIONS.

6.1 Conditions to Effectiveness of this Agreement and Disbursement of First Borrowings. The effectiveness of this Agreement and the obligation of Lenders to make the first disbursement of Loans and each Issuing Bank to issue the initial Letters of Credit are expressly conditioned upon satisfaction of all of the following conditions precedent:

(a) Administrative Agent shall have received the following original executed documents (in form and substance reasonably satisfactory to Administrative Agent and legal counsel for Administrative Agent and in sufficient number for Administrative Agent and each Lender):

(i) this Agreement;

(ii) each Note;

(iii) the Guaranty, the Guaranty of the Subsidiary Letters of Credit, and the Contribution Agreement;

(iv) the Opinion of Counsel;

(v) a certified copy of resolutions of the board of directors of Borrower authorizing the execution of the Loan Documents, together with an incumbency certificate executed by the corporate secretary of Borrower;

(vi) a certified copy of resolutions of the board of directors of each Guarantor authorizing the execution of the Guaranty, together with an incumbency certificate executed by the corporate secretary of each Guarantor;

(vii) a Borrowing Base Certificate calculated as of June 30, 2005, showing Borrower to be in compliance with Section 3.6; and

(viii) such other agreements, instruments, and documents as any Lender shall reasonably request.

(b) Administrative Agent shall have received evidence reasonably satisfactory to Administrative Agent and legal counsel to Administrative Agent that each of Borrower and each Guarantor has been duly incorporated, or formed, as the case may be, is validly existing, and is in good standing under the laws of the state of its incorporation or formation, as the case may be, is duly qualified to do business as, and is in good standing as, a foreign corporation in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties makes such qualification necessary (except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect), and has all requisite power and authority to conduct its business and to own and lease its properties.

(c) The Existing Agreement shall have been terminated by written notice from Borrower to Administrative Agent. Each of the Lenders hereunder that is a Lender under the Existing Agreement hereby waives any requirement set forth in the Existing Agreement that Borrower provide notice prior to prepayment of the Loans thereunder and consents to the termination of all “Commitments” under the Existing Agreement. The waiver set forth herein is limited as provided herein and shall not be deemed to be a waiver or consent to any deviation from the terms of this Agreement or the other Loan Documents.

(d) Borrower shall have paid all fees due and payable pursuant to the Fee Letter.

6.2 Conditions for Subsequent Borrowings . The obligation of Lenders to make any Borrowing (including the first and any subsequent Borrowing) and each Issuing Bank to issue any Letter of Credit is subject to the following conditions precedent:

(a) the representations and warranties contained in Article 7 shall be correct in all material respects on and as of the date of the Borrowing, as though made on and as of that date, and no Default or Event of Default shall have occurred and be continuing or result from such Borrowing; and

(b) Borrower shall, at its sole expense, deliver or cause to be delivered to Administrative Agent, in form and substance reasonably satisfactory to Administrative Agent, a Request for Borrowing.

ARTICLE 7: REPRESENTATIONS AND WARRANTIES OF BORROWER.

Borrower represents and warrants to each Lender that:

7.1 Incorporation, Qualification, Powers, and Capital Stock. Borrower is a corporation duly incorporated, validly existing, and in good standing under the laws of the state of Delaware, is duly qualified to do business as, and is in good standing as, a foreign corporation in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties makes such qualification necessary, and has all requisite power and authority to conduct its business and to own and lease its properties (except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect). All outstanding shares of capital stock of Borrower are duly authorized, validly issued, fully paid, nonassessable, and issued in compliance with all applicable state and federal securities and other Laws except where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

7.2 Execution, Delivery, and Performance of Loan Documents.

(a) Borrower has all requisite power and authority to execute and deliver, and to perform all of its obligations under, the Loan Documents.

(b) Each Guarantor has all requisite power and authority to execute and deliver, and to perform all of its obligations under, the Guaranty.

(c) The execution and delivery by Borrower of, and the performance by Borrower of each of its obligations under, each Loan Document to which it is a party, and the execution and delivery by each Guarantor of, and the performance by each Guarantor of each of its obligations under the Guaranty, have been duly authorized by all necessary action and do not and will not:

(i) require any consent or approval not heretofore obtained of any stockholder, security holder or creditor of Borrower, any Subsidiary, or any Guarantor;

(ii) violate any provision of the certificate of incorporation or bylaws of Borrower or any Guarantor or any provision of the articles or certificate of incorporation, bylaws, or partnership agreement of any Subsidiary;

(iii) result in or require the creation or imposition of any lien, claim, or encumbrance (except to the extent that any lien is created under this Agreement) upon or with respect to any property now owned or leased or hereafter acquired by Borrower, any Subsidiary, or any Guarantor;

(iv) violate any provision of any Law, order, writ, judgment, injunction, decree, determination, or award presently in effect having applicability to Borrower, any Subsidiary (other than an Excluded Subsidiary), or any Guarantor; or

(v) result in a material breach of or constitute a material default under, or cause or permit the acceleration of any obligation owed under, any indenture or loan or credit agreement or any other material agreement, lease, or instrument to which Borrower, any Subsidiary (other than an Excluded Subsidiary), or any Guarantor is a party or by which Borrower, any such Subsidiary, or any Guarantor or any property of Borrower, any such Subsidiary, or any Guarantor is bound or affected.

(d) Borrower, each Subsidiary (other than an Excluded Subsidiary), and each Guarantor are not in default under any Law, order, writ, judgment, injunction, decree, determination, award, indenture, agreement, lease, or instrument described in Sections 7.2(c)(iv) or 7.2(c)(v), where such default could reasonably be expected to have a Material Adverse Effect.

(e) No authorization, consent, approval, order, license, permit, or exemption from, or filing, registration, or qualification with, any Governmental Authority not heretofore obtained is or will be required under applicable Law to authorize or permit the execution, delivery, and performance by Borrower or any Guarantor of, all of its obligations under, the Loan Documents.

(f) Each of the Loan Documents to which Borrower is a party, when executed and delivered, will constitute the legal, valid, and binding obligations of Borrower, and the Guaranty, when executed and delivered, will constitute the legal, valid, and binding obligation of each Guarantor, each enforceable against such Person in accordance with its terms, except as enforcement may be limited by Debtor Relief Laws or equitable principles relating to the granting of specific performance or other equitable remedies as a matter of judicial discretion.

7.3 Compliance with Laws and Other Requirements. Borrower is in compliance with all Laws and other requirements applicable to its business and has obtained all material authorizations, consents, approvals, orders, licenses, permits, and exemptions from, and has accomplished all filings, registrations, or qualifications with, any Governmental Authority that is necessary for the transaction of its business, in each case except where the failure to do so could not reasonably be expected to have a Material Adverse Effect and except for authorizations, consents, approvals, orders, licenses, permits, and exemptions relating to the development, construction, and sale of real property that Borrower is in the process of obtaining or intends to obtain in the ordinary course of business.

7.4 Subsidiaries.

(a) Exhibit J correctly sets forth, as of the last day of the most recent fiscal quarter of Borrower, the names and jurisdictions of incorporation or formation of all Subsidiaries, Homebuilding Joint Ventures, and other entities in which Borrower has a direct or indirect ownership interest (but excluding publicly-traded Persons in which Borrower, directly or indirectly, holds less than a five percent (5%) ownership interest). Except as described in Exhibit J, as of the end of the most recent fiscal quarter of Borrower, excluding publicly-traded Persons in which Borrower, directly or indirectly, holds less than a five percent (5%) ownership interest, Borrower does not own any capital stock or ownership interest in any Person other than its Subsidiaries and Homebuilding Joint Ventures. All outstanding shares of capital stock or ownership interests, as the case may be, of each Subsidiary (other than an Excluded Subsidiary) and Homebuilding Joint Venture that are owned by Borrower or any Subsidiary are (i) owned of record and beneficially by Borrower and/or by one (1) or more Subsidiaries, free and clear of all material liens, claims, encumbrances, and rights of others, and are (ii) duly authorized, validly issued, fully paid, nonassessable (except for capital calls or contribution requirements in connection with ownership interests in Homebuilding Joint Ventures), and issued in compliance with all applicable state and federal securities and other Laws, except where the failure to comply could not reasonably be expected to have a Material Adverse Effect. Borrower may update Exhibit J from time to time by sending written notice to Administrative Agent.

(b) Each Subsidiary (other than an Excluded Subsidiary) is a corporation, partnership, or limited liability company duly incorporated or formed, validly existing, and in good standing under the laws of its respective jurisdiction of incorporation or formation, is duly qualified to do business as, and is in good standing as, a foreign corporation, partnership, or limited liability company in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties makes such qualification necessary (except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect), and has all requisite power and authority to conduct its business and to own and lease its properties.

(c) Each Subsidiary (other than an Excluded Subsidiary) is in compliance with all Laws and other requirements applicable to its business and has obtained all authorizations, consents, approvals, orders, licenses, permits, and exemptions from, and has accomplished all filings, registrations, or qualifications with, any Governmental Authority that is necessary for the transaction of its business, in each case except where the failure to do so could not reasonably be expected to have a Material Adverse Effect and except for consents, approvals, orders, licenses, permits, and exemptions relating to the development, construction, and sale of real property that each such Subsidiary is in the process of obtaining or intends to obtain in the ordinary course of business.

7.5 Financial Statements of Borrower and its Subsidiaries. Borrower has furnished to Lenders that are parties to this Agreement on the Closing Date a copy of the Form 10-K of Borrower and its Subsidiaries for the period ended December 31, 2004, and a copy of the Form 10-Q of Borrower and its Subsidiaries dated as of June 30, 2005, (and with respect to the June 30, 2005 Form 10-Q the other information required by Section 8.1(b) was also furnished to Lenders). The financial statements and the notes thereto included in such Form 10-K and such Form 10-Q fairly present in all material respects the consolidated financial position of Borrower and its Subsidiaries as at the dates specified therein and the consolidated results of operations and cash flows for the periods then ended, all in conformity with GAAP.

7.6 No Material Adverse Change. There has been no material adverse change in the condition, financial or otherwise, of Borrower and its Subsidiaries (excluding the Excluded Subsidiaries), taken as a whole, from the financial condition of Borrower and its Subsidiaries (excluding the Excluded Subsidiaries), taken as a whole, since June 30, 2005, and Borrower and its Subsidiaries (excluding the Excluded Subsidiaries), taken as a whole, do not have any material liability incurred outside of the ordinary course of business or, to the best knowledge of Borrower, material contingent liability, not reflected or disclosed in the financial statements or notes thereto described in Section 7.5 (or, to the extent that financial statements have been delivered pursuant to Section 8.1, in the most recently delivered financial statements), or otherwise disclosed to Administrative Agent in writing.

7.7 Tax Liability. Borrower and each Subsidiary (other than an Excluded Subsidiary) have filed all material tax returns (federal, state, and local) required to be filed by them and have paid all material taxes shown thereon to be due and all property taxes due, including interest and penalties, if any. To the best knowledge of Borrower, there does not exist any substantial likelihood that any Governmental Authority will successfully assert a tax deficiency against Borrower or any Subsidiary (other than an Excluded Subsidiary) that could reasonably be expected to have a Material Adverse Effect that has not been adequately reserved against in the financial statements described in Section 7.5 (or, to the extent that financial statements have been delivered pursuant to Section 8.1, in the most recently delivered financial statements). Borrower and each Subsidiary (other than an Excluded Subsidiary) have established and are maintaining adequate reserves for tax liabilities, if any, sufficient to comply with GAAP.

7.8 Litigation. There are no actions, suits, proceedings, claims, or disputes pending or, to the best knowledge of Borrower, threatened against Borrower or any Subsidiary (other than an Excluded Subsidiary), or any property of Borrower or any Subsidiary (other than an Excluded Subsidiary), before any Governmental Authority which could reasonably be expected to have a Material Adverse Effect.

7.9 Pension Plan. Neither Borrower nor any Subsidiary (other than an Excluded Subsidiary) maintains or contributes to any Plan (other than (a) the 401(k) plans presently sponsored by Borrower as to which Borrower has complied with all applicable Laws (except where the failure to comply could not reasonably be expected to have a Material Adverse Effect), and (b) Plans of any Persons formed or acquired by Borrower or any Subsidiary as permitted under Section 8.14 or 8.19).

7.10 Regulations U and X; Investment Company Act. Neither Borrower nor any Subsidiary (other than an Excluded Subsidiary) is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the meanings of Regulation U of the FRB. No part of the Loans will be used to purchase or carry any margin stock (except for purchases of Borrower’s stock by, or on behalf of, Borrower otherwise permitted hereunder and that is subsequently retired or retained by Borrower as treasury stock), or to extend credit to others for that purpose, or for any purpose that violates the provisions of Regulations U or X of the FRB. Neither Borrower nor any Subsidiary (other than an Excluded Subsidiary) is or is required to be registered under the Investment Company Act of 1940.

7.11 No Default. No event has occurred and is continuing that is a Default or an Event of Default.

7.12 Environmental Compliance. In connection with the acquisition of properties, Borrower and its Subsidiaries (other than the Excluded Subsidiaries) generally conduct in the ordinary course of business a review of the environmental condition of such properties and any claims alleging potential liability or responsibility for violation of Environmental Laws. In the course of the operation of its business, nothing has come to the attention of Borrower or any of its Subsidiaries (other than the Excluded Subsidiaries) causing it to conclude that there are any violations of Environmental Laws or claims alleging potential liability or responsibility for violation of Environmental Laws that could reasonably be expected to have a Material Adverse Effect.

7.13 Solvent. Borrower and its Subsidiaries are, on a consolidated basis, Solvent.

7.14 Senior Debt. All obligations under this Agreement and the other Loan Documents to pay principal, interest, fees, and other amounts included in the Obligations are senior debt under the terms of all Subordinated Debt of Borrower and its Subsidiaries (other than the Excluded Subsidiaries).

ARTICLE 8: COVENANTS OF BORROWER.

As long as any Note remains unpaid or any other Obligations remain outstanding or any Commitment remains in effect:

8.1 Reporting Requirements. Borrower shall cause to be delivered to Administrative Agent, in form and detail satisfactory to Administrative Agent (for prompt distribution by Administrative Agent to Lenders):

(a) as soon as practicable and in any event within fifteen (15) days after the occurrence of a Default or an Event of Default becomes known to Borrower, a written statement setting forth the nature of the Default or Event of Default and the action that Borrower proposes to take with respect thereto;

(b) as soon as available and in any event within forty-five (45) days after the end of each of the first three (3) quarters of each calendar year, a Form 10-Q of Borrower and its Subsidiaries as of the end of the quarter most recently ended, and unaudited consolidated balance sheets, statements of income, stockholders equity, and cash flows of Borrower and unaudited consolidating balance sheets and statements of income of its Subsidiaries in the form previously delivered to and approved by Administrative Agent, for such period, all in reasonable detail and duly certified (subject to year-end audit adjustments) by the chief financial officer, corporate controller, or treasurer of Borrower;

(c) as soon as available and in any event within ninety (90) days after the end of each calendar year, a Form 10-K and a consolidating (unaudited) and consolidated balance sheet of Borrower and its Subsidiaries as of the end of the year most recently ended and consolidated statements of income, stockholders equity, and cash flows of Borrower and its Subsidiaries for such year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, such financial statements to be audited by and with the opinion of Ernst & Young LLP (or its successors), KPMG (or its successors), Price Waterhouse Coopers (or its successors), Deloitte & Touche (or its successors), or any other independent certified public accountants of recognized standing selected by Borrower and reasonably acceptable to Administrative Agent, which opinion shall be unqualified except as to such matters as are acceptable to the Majority Lenders (“Acceptable Audit Opinion”);

(d) as soon as available and in any event within ninety (90) days after the end of each such Guarantor’s fiscal year, unaudited balance sheets and statements of income of such Guarantor, all in reasonable detail and duly certified by the chief financial officer, corporate controller, or treasurer of Borrower;

(e) at the time of the delivery of the financial statements described in Sections 8.1(b), (c), and (d), a certificate of the chief financial officer, corporate controller, or the treasurer of Borrower (i) stating that to the knowledge of such officer no Default or Event of Default exists, or if such an event exists, stating the nature thereof and the action that Borrower proposes to take with respect thereto, and (ii) demonstrating in reasonable detail that Borrower was in compliance during the applicable period with the covenants set forth in Sections 8.17, 8.18, 8.19, and 8.20, (including a reconciliation of the amounts used to calculate the covenants pursuant to Sections 8.18, 8.19, and 8.20 to such financial statements);

(f) as soon as available and in any event within forty-five (45) days after the end of each calendar year, a projected operating budget of Borrower for the succeeding twelve (12) months; and including for each of Borrower’s real estate development projects for each quarter (i) the number of projected closings of Units, and (ii) projected revenue (including the aggregate of all amounts projected to be generated from any source in connection with the sale of Units to the public);

(g) promptly upon Borrower learning thereof, notice in writing of any action, suit, or proceeding before any Governmental Authority which could reasonably be expected to have a Material Adverse Effect;

(h) such other information about the business, assets, operation, or condition, financial or otherwise, of Borrower or any Subsidiary, as any Lender (through Administrative Agent) may reasonably request from time to time;

(i) as soon as available and in any event within forty-five (45) days after the end of each calendar quarter, a residential development summary substantially in the form previously submitted to Administrative Agent;

(j) as soon as practicable, and in any event within forty-five (45) days after the end of each calendar quarter, monthly projections for the next succeeding twelve (12) month period of cash flow for Borrower (except for the March 31 reporting which may be for the next succeeding nine (9) months), in the form previously delivered to each Lender; and

(k) as soon as practicable, and in any event within forty-five (45) days after the end of each calendar quarter, reports showing the actual operating results for the calendar quarter most recently ended compared to the budget provided in accordance with Section 8.1(f).

Borrower hereby acknowledges that (a) Administrative Agent and/or Arranger will make available to the Lenders and Issuing Banks materials and/or information provided by or on behalf of Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Borrower or its securities) (each, a “Public Lender”). Borrower hereby agrees that so long as Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” Borrower shall be deemed to have authorized Administrative Agent, Arranger, Issuing Banks and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Borrower or its securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) Administrative Agent and Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

8.2 Payment of Taxes and Other Potential Liens. Borrower shall pay and discharge promptly, and cause each Subsidiary (other than an Excluded Subsidiary) to pay and discharge promptly, all material taxes, assessments, and governmental charges or levies imposed upon it, upon its property or any part thereof, upon its income or profits or any part thereof, except that neither Borrower nor any such Subsidiary shall be required to pay or cause to be paid any tax, assessment, charge, or levy that is not yet past due, or being actively contested in good faith by appropriate proceedings, as long as Borrower or such Subsidiary, as the case may be, has established and maintains adequate reserves for the payment of the same and, by reason of nonpayment, no material property of Borrower or any such Subsidiary is in danger of being lost or forfeited.

8.3 Preservation of Existence. Except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, Borrower shall preserve and maintain, and cause each Subsidiary (other than an Excluded Subsidiary) to preserve and maintain, its corporate, partnership, or limited liability company existence, as the case may be, and all licenses, rights, franchises, and privileges in the jurisdiction of its incorporation or formation and all authorizations, consents, approvals, orders, licenses, permits, or exemptions from, or registrations or qualifications with, any Governmental Authority that are necessary for the transaction of its business, and qualify and remain qualified, and cause each Subsidiary (other than an Excluded Subsidiary) to qualify and remain qualified, to do business as a foreign corporation or partnership in each jurisdiction in which such qualification is necessary in view of its business or the ownership or leasing of its properties; provided that Borrower may, so long as no Default or Event of Default exists or would result therefrom, dissolve, liquidate, or merge out of existence any Subsidiary.

8.4 Maintenance of Properties. Except as permitted by Section 8.16, Borrower shall maintain, preserve, and protect, and cause each Subsidiary (other than an Excluded Subsidiary) to maintain, preserve, and protect, all of its properties in good order and condition, subject to wear and tear in the ordinary course of business and, in the case of unimproved properties, damage caused by the natural elements, and not permit any Subsidiary (other than an Excluded Subsidiary) to permit, any waste of its properties, except that neither (a) the failure to maintain, preserve and protect a particular item of property that could not reasonably be expected to have a Material Adverse Effect, nor (b) the failure to maintain, preserve, and protect a particular item of property due to full compliance with a final written order from a Governmental Authority, will constitute a violation of this Section 8.4.

8.5 Maintenance of Insurance. Borrower shall maintain, and cause each Subsidiary (other than an Excluded Subsidiary) to maintain: (a) insurance with responsible companies in such amounts and against such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general area in which Borrower or any such Subsidiary operates (provided that Borrower and its Subsidiaries may choose to establish a self-insurance program consistent with self-insurance programs maintained by companies in similar businesses and owning similar properties); and (b) insurance required by any Governmental Authority having jurisdiction over Borrower or any Subsidiary (other than an Excluded Subsidiary).

8.6 Books and Records. Borrower shall maintain, and cause each Subsidiary (other than an Excluded Subsidiary) to maintain, full and complete books of account and other records reflecting the results of its operations in conformity with GAAP and all applicable requirements of any Governmental Authority having jurisdiction over Borrower or any such Subsidiary or any business or properties of Borrower or any such Subsidiary.

8.7 Inspection Rights. At any time during regular business hours, and as often as reasonably requested, and so long as no Event of Default exists, upon reasonable notice, Borrower shall permit, and cause each Subsidiary (other than an Excluded Subsidiary) to permit, Administrative Agent and each Lender or any employee, agent, or representative thereof to inspect and make copies and abstracts from the records and books of account of, and to visit and inspect the properties of, Borrower and any Subsidiary (other than an Excluded Subsidiary), and to discuss any affairs, finances, and accounts of Borrower and any Subsidiary (other than an Excluded Subsidiary) with any of their respective officers or directors.

8.8 Compliance with Laws and Other Requirements.

(a) Borrower shall comply, and cause each Subsidiary (other than an Excluded Subsidiary) to comply, with the requirements of all applicable Laws and orders of any Governmental Authority, noncompliance with which could reasonably be expected to have a Material Adverse Effect.

(b) Borrower shall comply, and cause each Subsidiary (other than an Excluded Subsidiary and to the extent they are so engaged) to comply, with all applicable Laws and other requirements relating to the development of each of its projects and the sale of units therein (where the failure to so comply could reasonably be expected to have a Material Adverse Effect), and shall obtain, and cause each Subsidiary (other than an Excluded Subsidiary and to the extent they are so engaged) to obtain, all necessary authorizations, consents, approvals, licenses, and permits of any Governmental Authority with respect thereto (except where the failure to so obtain could not reasonably be expected to have a Material Adverse Effect).

8.9 Subsidiary Guaranties. Borrower shall cause each Material Subsidiary that does not provide a Guaranty hereunder on the Closing Date to provide a Guaranty hereunder and such other documentation required by Administrative Agent, all in form and substance acceptable to Administrative Agent within thirty (30) days after the date on which such Subsidiary qualifies as a Material Subsidiary; provided that if any Subsidiary that provides or has provided a Guaranty hereunder ceases, at any time, to qualify as a Material Subsidiary, then, upon the request of Borrower, Administrative Agent shall, so long as no Default or Event of Default exists or would result therefrom, release such Subsidiary from its Guaranty pursuant to a release in form and substance reasonably acceptable to Administrative Agent and Borrower. Notwithstanding the forgoing, if, as of the date of acquisition, formation, or creation otherwise permitted hereunder of a new Subsidiary that is not a Material Subsidiary, the aggregate amount of assets (other than ownership interests in, and intercompany indebtedness of, other Subsidiaries) owned by all Subsidiaries (other than Excluded Subsidiaries) that are not Material Subsidiaries exceeds five percent (5%) of Consolidated Tangible Net Worth, then Borrower shall cause such Subsidiary (whether or not it is a Material Subsidiary) to provide a Guaranty under this Section 8.9.

8.10 Mergers. Borrower shall not merge or consolidate, or permit any Subsidiary (other than an Excluded Subsidiary) to merge or consolidate, with or into any Person, except that (a) no merger or consolidation in connection with the sale of Standard Pacific Financing, L.P. or Standard Pacific Financing, Inc. will constitute a violation of this covenant (provided that the corporate existence of Borrower, if a party to such merger or consolidation, is continued), (b) any Subsidiary may merge into Borrower (provided that the surviving entity is Borrower) or into any other Subsidiary (provided that Borrower complies with Section 8.9), (c) no merger or consolidation in connection with an acquisition permitted under Section 8.17 will constitute a violation of this covenant (provided that the corporate existence of Borrower, if a party to such merger or consolidation, is continued), and (d) no merger or consolidation in connection with a disposition permitted under Section 8.16 will constitute a violation of this covenant (provided that the corporate existence of Borrower, if a party to such merger or consolidation, is continued).

8.11 Liens. Borrower shall not create, incur, assume, or allow to exist, or permit any Subsidiary (other than an Excluded Subsidiary) to create, incur, assume, or allow to exist, any lien of any nature upon or with respect to any property of Borrower or any Subsidiary (other than an Excluded Subsidiary), whether now owned or hereafter acquired, except the following permissible liens:

(a) liens securing indebtedness existing on the date hereof and disclosed in the notes to the financial statements incorporated in the Form 10-K described in Section 7.5, but only to the extent of the indebtedness secured thereby and the property subject thereto on the date hereof and renewals, extensions, or refundings thereof that do not increase the principal amount of indebtedness secured thereby or the property subject thereto;

(b) liens for taxes, assessments, or governmental charges or levies to the extent that neither Borrower nor any Subsidiary is required to pay the amount secured thereby under Section 8.2;

(c) liens imposed by Law, such as carrier’s, warehouseman’s, mechanic’s, materialman’s, and other similar liens, arising in the ordinary course of business in respect of obligations that are not overdue or are being actively contested in good faith by appropriate proceedings, as long as Borrower or a Subsidiary, as the case may be, has established and maintains adequate reserves for the payment of the same and, by reason of nonpayment, no property of Borrower or any Subsidiary is in danger of being lost or forfeited;

(d) purchase money liens upon or in any property acquired or held by Borrower or any Subsidiary in the ordinary course of business, including, without limitation real property, to secure the purchase price of such property, or liens upon or in such property to secure indebtedness incurred solely for the purpose of financing the acquisition of such property;

(e) purchase money liens existing on property at the time of its acquisition;

(f) leases of Model Units;

(g) liens on property owned by joint ventures (including joint ventures that are limited liability companies) with respect to which Borrower or any Subsidiary is a partner or in which Borrower or a Subsidiary has an equity or ownership interest;

(h) liens or assignments by Borrower, Standard Pacific Financing, L.P. or Standard Pacific Financing, Inc. (or an operating limited partnership formed to perform the same functions as Standard Pacific Financing, Inc. in which Borrower will have a 99% interest in allocations of profits, losses, distributions, and credits) of mortgages made in connection with financing transactions entered into in the ordinary course of business;

(i) liens incurred in the ordinary course of business on property or assets owned by FLS (including, without limitation, under any credit facility or repurchase agreement funding its obligations) or on the property or assets of any other Excluded Subsidiary;

(j) liens securing surety bonds entered into in the ordinary course of business;

(k) liens on deposits (not including real property) securing appeal bonds obtained by Borrower or a Subsidiary in connection with the appeal of an adverse judgment;

(l) liens securing community development district bonds or similar bonds issued by Governmental Authorities to accomplish similar purposes;

(m) liens approved in writing by Administrative Agent securing indebtedness of Borrower which shall be approved so long as such liens secure such indebtedness and the Obligations on a pari passu basis in a manner reasonably acceptable to Administrative Agent;

(n) liens securing obligations of Borrower or its Eligible Subsidiaries to third parties, in connection with (i) Profit and Participation Agreements, (ii) any option or right of first refusal to purchase real property granted to the master developer or the seller of real property that arises as a result of the non-use or non-development of such real property by Borrower or its Eligible Subsidiaries, or (iii) joint development agreements with third parties to perform and/or pay for or reimburse the costs of construction and/or development related to or benefiting Borrower’s or its Eligible Subsidiaries’ property and property belonging to such third parties (so long as Borrower’s or its Eligible Subsidiaries’ obligations under such joint development agreement are not past due), in each case entered into in the ordinary course of Borrower’s or its Eligible Subsidiaries’ business; and

(o) any other liens not otherwise specified in Subsections 8.11(a) through (n) (except for Judgment Liens and Project Financing Liens, which shall in no event be permitted), so long as the aggregate amount of indebtedness secured by all such other liens does not at any time exceed $100,000,000.

8.12 Prepayment of Indebtedness. If a Default or an Event of Default has occurred and is continuing or an acceleration of the indebtedness evidenced by each Note has occurred, Borrower shall not voluntarily prepay, or permit any Subsidiary (other than an Excluded Subsidiary) to voluntarily prepay, the principal amount, in whole or in part, of any indebtedness other than (a) indebtedness owed to each Lender hereunder or under some other agreement between Borrower and such Lender and (b) indebtedness which ranks pari passu with indebtedness evidenced by each Note which is or becomes due and owing whether by reason of acceleration or otherwise.

8.13 Change in Nature of Business. Borrower shall not make, or permit any Subsidiary (other than an Excluded Subsidiary) to make, any change in the nature of its or their respective businesses as carried on at the date hereof that is material to Borrower and Subsidiaries (excluding the Excluded Subsidiaries), taken as a whole, which has not been consented to by the Majority Lenders in writing. None of the following will constitute a violation of this covenant: (a) the sale or dissolution of Standard Pacific Financing, L.P. or Standard Pacific Financing, Inc.; (b) the engaging by Borrower or a Subsidiary in or withdrawal from the mortgage brokering or banking business; (c) the engaging by Borrower or a Subsidiary in or withdrawal from any business related to the homebuilding operations of Borrower, such as security or pest control, and including without limitation technology initiatives related to Borrower’s homebuilding operations; (d) a change in the geographic regions in the United States of America in which Borrower operates, and (e) the reorganization of the business of Borrower and its Subsidiaries among Borrower and its Subsidiaries.

8.14 Pension Plan. Borrower shall not enter into, maintain or make contributions to, or permit any Subsidiary (other than an Excluded Subsidiary) to enter into, maintain or make contributions to, directly or indirectly, any Plan that is subject to Title IV of ERISA, except for defined benefit pension Plans of any Persons formed or acquired by Borrower or any Subsidiary as permitted under Section 8.17.

8.15 Dividends and Subordinated Debt. Borrower shall not declare or pay any dividend on, or purchase, redeem, retire, or otherwise acquire for value any of its capital stock now or hereafter outstanding, return any capital to its stockholders or make any distribution of assets to its stockholders, whether in cash, property, or obligations, or pay, repurchase, or redeem all or any part of any Subordinated Debt, transfer any property in payment of or as security for the payment of all or any part of any Subordinated Debt, or establish any sinking fund, reserve, or like set aside of funds or other property for the redemption, retirement, or repayment of all or any part of any Subordinated Debt, except:

(a) Subject to the subordination terms applicable to such Subordinated Debt, Borrower may make regularly scheduled and mandatory payments in respect of any Subordinated Debt as and when due by the terms thereof; provided, however, that Borrower may prepay or repurchase

Subordinated Debt at any time from the proceeds of indebtedness issued by Borrower following the Closing Date so long as (i) the maturity date of all such indebtedness is at least one (1) year beyond the Maturity Date, and (ii) no Default or Event of Default exists both before and after giving effect thereto;

(b) So long as no Default or Event of Default exists both before and after giving effect thereto, Borrower may declare and pay dividends in any calendar quarter; and

(c) So long as no Default or Event of Default exists both before and after giving effect thereto, Borrower may from time to time repurchase shares of its capital stock.

8.16 Disposition of Properties. Borrower shall not, and shall not permit its Subsidiaries (other than Excluded Subsidiaries) to, sell, assign, exchange, transfer, lease, or otherwise dispose of any of their respective properties (whether real or personal), other than:

(a) properties sold, assigned, exchanged, transferred, leased, or otherwise disposed of for fair value and in the ordinary course of business;

(b) transfers among Borrower and its Subsidiaries or between Subsidiaries so long as Borrower complies with Section 8.9;

(c) so long as no Default or Event of Default exists before or after giving effect thereto, the sale, assignment, exchange, transfer, lease or other disposal for fair value of (i) properties acquired in connection with an acquisition permitted by Section 8.17 or (ii) properties owned by Borrower or any Subsidiary that are located in the same geographic market as any part of the properties acquired in accordance with an acquisition permitted by Section 8.17 and that are being disposed of in good faith as a result of overlap between existing operations and operations acquired in connection with an acquisition permitted by Section 8.17; provided, that, Borrower provides notice to Administrative Agent of its intent to sell, assign, exchange, transfer, lease or otherwise dispose of such properties within twelve (12) months of the closing date of the acquisition and the sale, assignment, exchange, transfer, lease or other disposition occurs within twelve (12) months of the date such notice is provided to Administrative Agent;

(d) any transfer of any or all of the assets, properties, business or stock of (i) FLS, (ii) Standard Pacific Financing, L.P., or (iii) Standard Pacific Financing, Inc.; and

(e) other properties sold, assigned, exchanged, transferred, leased, or otherwise disposed of for fair value with an aggregate value which does not exceed in any period of twelve (12) consecutive months an amount equal to ten percent (10%) of Consolidated Total Assets (other than assets of Excluded Subsidiaries) as of the date of disposition.

8.17 Limitation on Investments. Borrower shall not, nor shall it permit any Subsidiary (other than an Excluded Subsidiary) to, make any Investment or otherwise acquire any interest in any Person, except:

(a) Investments in Subsidiaries (which are not Excluded Subsidiaries) (x) existing on the Closing Date, or (y) formed or acquired after the Closing Date, in each case so long as Borrower and such Subsidiary comply with Section 8.9;

(b) Investments in a Home Building Joint Venture, provided that without the prior written approval of the Majority Lenders, Borrower shall not at any time permit the aggregate Investment of Borrower and its Subsidiaries in all Homebuilding Joint Ventures to exceed thirty-five percent (35%) of Consolidated Tangible Net Worth; provided, however, that for purposes of this Section 8.17(b), should Borrower incur any (A) non-cash write-down in assets under FAS 144 (or any successor thereto) or (B) other non-cash decrease in Consolidated Tangible Net Worth resulting from a change in financial accounting standards, the amount of such write-down or other decrease (less any non-cash increase resulting from assets previously subject to such non-cash write-downs in (A) and (B) above) will be added back to the Consolidated Tangible Net Worth attributable to the net non-cash loss; provided further, however, in no event shall the aggregate Investment in all Homebuilding Joint Ventures exceed forty percent (40%) of Consolidated Tangible Net Worth without the foregoing adjustments;

(c) Temporary Cash Investments; and

(d) Investments in Persons engaged in businesses other than homebuilding not to exceed fifteen percent (15%) of Consolidated Tangible Net Worth.

8.18 Consolidated Tangible Net Worth. Borrower shall not permit Consolidated Tangible Net Worth at any time to be less than the sum of (a) $1,136,000,000 plus (b) fifty percent (50%) of the cumulative consolidated net income (without deduction for losses sustained during any fiscal quarter) of Borrower and its Subsidiaries for each fiscal quarter subsequent to the fiscal quarter ended June 30, 2005, plus (c) fifty percent (50%) of the net proceeds from any equity offerings of Borrower from and after June 30, 2005.

8.19 Leverage and Unsold Land Covenants. Borrower shall not permit at any time any of the following:

(a) the Total Leverage Ratio to exceed 2.25 to 1.0; and

(b) the ratio of Unsold Land to Adjusted Consolidated Tangible Net Worth to exceed 1.60 to 1.0.

8.20 Minimum Interest Coverage. Borrower shall not permit, at any time, the ratio (the “Interest Coverage Ratio”) of (a) Home Building EBITDA to (b) Consolidated Home Building Interest Incurred, for any period consisting of the preceding four (4) consecutive fiscal quarters (each, a “Measurement Period”), to be less than 1.75 to 1.0.

An example of the calculation of the Interest Coverage Ratio is as set forth in Schedule 8.20.

8.21 Transactions with Affiliates. Borrower shall not, and shall not permit its Subsidiaries to, enter into any transaction of any kind with any Affiliate of Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to Borrower or such Subsidiary as would be obtainable by Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to transactions between or among Borrower and any of its Subsidiaries or between and among any Subsidiaries; provided, further, that the foregoing restriction shall not apply to the payment of compensation or benefits to directors and executive officers in the ordinary course of business.

ARTICLE 9: EVENTS OF DEFAULT AND REMEDIES UPON DEFAULT.

9.1 Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default hereunder:

(a) failure to pay within three (3) Business Days after the date when due the principal of, or interest on, each Note or any portion thereof, or any L/C Obligation that is not fully refinanced by a Reference Rate Borrowing; or

(b) failure to pay any fee or any other amount (other than principal or interest or any L/C Obligation that is not fully refinanced by a Reference Rate Borrowing) payable by Borrower or any Subsidiary under the Loan Documents within fifteen (15) Business Days after the date when due; or

(c) failure of Borrower (and, if applicable, any Subsidiary) to perform, observe, and comply with:

(i) any applicable covenant or agreement contained in Sections 8.1, 8.9, 8.18, 8.19, and 8.20; or

(ii) any other covenant or agreement contained in any Loan Document (other than the covenants to pay the Obligations and the covenants in clause (i) preceding), and such failure continues unremedied for thirty (30) days after the first to occur of (a) a Responsible Official of Borrower obtaining actual knowledge of such failure and that such failure, if not remedied, would constitute an Event of Default, or (B) Borrower’s receipt of notice from Administrative Agent, of such failure; or

(d) any representation or warranty in any Loan Document or in any certificate (other than the Borrowing Base Certificate), agreement, instrument, or other document made or delivered pursuant to or in connection with any Loan Document proves to have been incorrect when made in any material respect; or

(e) the occurrence of any material default under any other agreement between Borrower and any Lender that is not cured within any applicable cure period, including without limitation, the failure to pay when due (or within any stated grace period) the principal or any principal installment of, or any interest, on any present or future indebtedness for borrowed money owed by Borrower to any Lender; or

(f) Borrower is dissolved or liquidated or all or substantially all of the assets of Borrower are sold or otherwise transferred or encumbered without the prior written consent of each Lender; or

(g) Any Subsidiary (other than an Excluded Subsidiary) or any Guarantor is dissolved or liquidated or all or substantially all of the assets of any Subsidiary (other than an Excluded Subsidiary) or any Guarantor are sold or otherwise transferred or encumbered without the prior, written consent of the Majority Lenders, in each case except to the extent permitted by Sections 8.3, 8.10, or 8.16; or

(h) Borrower, any Subsidiary (other than an Excluded Subsidiary), or any Guarantor is the subject of an order for relief by any bankruptcy court, or is unable or admits in writing its inability to pay its debts as they mature or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, or similar officer for it or for all or any part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, or similar officer is appointed without the application or consent of Borrower, Subsidiary (other than an Excluded Subsidiary), or Guarantor and the appointment continues undischarged or unstayed for sixty (60) days; or institutes or consents to any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, custodianship, conservatorship, liquidation, rehabilitation, or similar proceeding relating to it or to all or any part of its property under the laws of any jurisdiction; or any similar proceeding is instituted without the consent of Borrower, Subsidiary (other than an Excluded Subsidiary), or Guarantor, and continues undismissed or unstayed for forty-five (45) days; or any judgment, writ, warrant of attachment, or execution or similar process is issued or levied against all or any part of the property of Borrower, any Subsidiary (other than an Excluded Subsidiary), or any Guarantor and is not released, vacated or fully bonded within forty-five (45) days after its issue or levy; or

(i) Borrower, any Subsidiary (other than an Excluded Subsidiary), or any Guarantor shall (i) fail to pay any indebtedness (other than Seller Nonrecourse Debt) to any other Person or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such indebtedness, or (ii) fail to perform any term, covenant, or condition on its part to be performed under any agreement or instrument relating to any such indebtedness (other than Seller Nonrecourse Debt), when required to be performed, and such failure shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such failure to perform is to cause, or to permit the holder or holders of such indebtedness (or a trustee or agent on behalf of such holder or holders) to cause such indebtedness to be demanded or otherwise become due or to be repurchased, prepaid, defeased, or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease, or redeem such indebtedness to be made, prior to its stated maturity (except for due on sale clauses); provided, however, that any alleged failure to pay or perform as specified in subparagraphs (i) or (ii) immediately above with respect to indebtedness in a total aggregate amount not to exceed $25,000,000 shall not constitute an event of default hereunder; or

(j) any Guarantor shall reject or disaffirm its Guaranty (other than as a result of a liquidation or dissolution permitted under Sections 8.3 or Section 8.16 or a merger or consolidation permitted under Section 8.10 or the termination of a Guaranty as contemplated by Section 8.9), or otherwise notify Administrative Agent that it does not intend the Guaranty or its liability thereunder to apply to any one or more future Borrowings or other Obligations; or

(k) any Borrowing Base Certificate proves to have been incorrect in any material respect when delivered to Administrative Agent; provided that, it shall not be an Event of Default under this

Section 9.1(k) if (i) such incorrect Borrowing Base Certificate has been corrected by the delivery of a subsequent Borrowing Base Certificate, and (ii) both the incorrect and corrected Borrowing Base Certificates demonstrate that Borrower is in compliance with Section 3.6; or

(l) except as otherwise permitted under Section 8.15(a) as to the payment or repurchase of Subordinated Debt, any Subordinated Debt or other indebtedness which is expressly subordinated to the Obligations and is owing by Borrower, any Subsidiary (other than an Excluded Subsidiary) or any Guarantor to any other Person, or any interest or premium thereon, shall be declared to be due and payable, or shall otherwise be required to be prepaid or repurchased (other than as to a regularly scheduled principal amortization payment), prior to the stated maturity thereof, including without limitation any prepayment or repurchase of any Subordinated Debt or other indebtedness expressly subordinated to the Obligations held by or owing to any other Person which becomes due and payable, or is otherwise required by such Person to be paid or repurchased, in connection with any change in control or asset sale of Borrower or any of its Subsidiaries (other than Excluded Subsidiaries); or

(m) there is entered against Borrower or any Subsidiary (other than an Excluded Subsidiary) a final unsatisfied judgment or order for the payment of money in an aggregate amount exceeding $10,000,000 (to the extent not covered by insurance as to which the insurer does not dispute coverage) and (i) enforcement proceedings are commenced by any creditor upon such judgment or order, or (ii) there is a period of ten (10) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(n) (i) An ERISA Event occurs with respect to a Plan which has resulted or could reasonably be expected to result in liability of Borrower under Title IV of ERISA to the Plan or the PBGC in an aggregate amount in excess of $10,000,000, or (ii) Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $10,000,000; or

(o) a Change of Control occurs unless Borrower complies with the terms and conditions set forth in Section 4.16.

9.2 Remedies. If any Event of Default occurs, Administrative Agent shall, at the request of, or may, with the consent of, the Majority Lenders:

(a) declare the commitment of each Lender to make Loans and any obligation of the Issuing Banks to issue Letters of Credit to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts payable under the Loan Documents to be immediately due and payable, whereupon the same shall be immediately due and payable without presentment, demand, protest, notice of intention to accelerate, notice of acceleration, or other notice of any kind, all of which are hereby expressly waived by Borrower; and

(c) exercise on behalf of itself and Lenders all rights and remedies available to it and Lenders under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any event specified in subsection (h) of Section 9.1, (a) the respective obligations of the Issuing Banks to issue Letters of Credit shall automatically terminate, (b) the obligation of each Lender to make Loans shall automatically terminate, and (c) the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of Administrative Agent or any Lender. Upon the occurrence of any Event of Default, Borrower shall immediately Cash Collateralize the outstanding L/C Obligations in an amount (the “L/C Obligations Amount”) equal to the aggregate outstanding L/C Obligations; and upon receipt of the payment of the L/C Obligations Amount, Administrative Agent shall deposit such funds in an interest-bearing cash account (the “Cash Account”) in the name of Borrower maintained with Administrative Agent as to which Borrower shall have no right of withdrawal except as provided in Section 4.14 and this Section 9.2. Borrower hereby irrevocably authorizes and directs Administrative Agent to apply amounts on deposit in the Cash Account against draws on the outstanding Letters of Credit as such draws are made. Upon expiration of all Letters of Credit and payment in full of all draws thereunder and all outstanding Loans and other Obligations, the amounts then on deposit in the Cash Account and any interest accrued thereon shall then be returned to Borrower (to the extent any funds remain in the Cash Account after application of such funds as provided above.)

9.3 Rights Not Exclusive. The rights and remedies of Administrative Agent and Lenders provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges, or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

ARTICLE 10: ADMINISTRATIVE AGENT.

10.1 Appointment and Authorization.

(a) Each Lender hereby irrevocably appoints, designates and authorizes Administrative Agent to take such action in its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Administrative Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) Each Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and such Issuing Bank shall have all of the benefits and immunities (i) provided to Administrative Agent in this Article 10 with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in this Article 10 and in the definition of “Agent-Related Person” included such Issuing Bank with respect to such acts or omissions, and (ii) as additionally provided herein with respect to each Issuing Bank.

10.2 Delegation of Duties. Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

10.3 Liability of Administrative Agent. No Agent-Related Persons shall:

(a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct); or

(b) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by Borrower or any Subsidiary or Affiliate of Borrower, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Administrative Agent under or in connection with, this Agreement or any other Loan Document, or for the value of or title to any collateral, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder.

No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books, or records of Borrower or any of Borrower’s Subsidiaries or Affiliates.

10.4 Reliance by Administrative Agent.

(a) Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower), independent accountants and other experts selected by Administrative Agent. Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of each Lender as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Majority Lenders (or such greater number of Lenders as may be expressly required hereby in any instance), and such request and any action taken or failure to act pursuant thereto shall be binding upon all of Lenders.

(b) For purposes of determining compliance with the conditions specified in Article 6, each Lender that has executed this Agreement and has authorized any release from escrow that may have been delivered with such execution shall be deemed to have consented to, approved, or accepted or to be satisfied with, each document or other matter either sent by Administrative Agent to such Lender for consent, approval, acceptance, or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender.

10.5 Notice of Default. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to Administrative Agent for the account of Lenders, unless Administrative Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” Administrative Agent will promptly notify Lenders of its receipt of any such notice. Administrative Agent shall take such action with respect to such default or Event of Default as may be requested by the Majority Lenders in accordance with Article 9; provided, however, that unless and until Administrative Agent has received any such request, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such default or Event of Default as it shall deem advisable or in the best interest of Lenders.

10.6 Credit Decision. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Administrative Agent hereafter taken, including any review of the affairs of Borrower and its Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and its Subsidiaries, the value of and title to any collateral, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower. Except for notices, reports, and other documents expressly herein required to be furnished to Lenders by Administrative Agent, Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower which may come into the possession of any of Agent-Related Persons.

10.7 Indemnification. Whether or not the transactions contemplated hereby are consummated, Lenders shall indemnify upon demand Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligations of Borrower to do so), pro rata, from and against any and all liabilities covered by any indemnification hereunder; provided, however, that no Lender shall be liable for the payment to Agent-Related Persons of any portion of such liabilities resulting solely from such Person’s gross negligence or willful misconduct as determined in a final, nonappealable judgment by a court of competent jurisdiction; provided, further, that no action taken in accordance with the directions of the Majority Lenders shall be deemed to constitute gross negligence or willful misconduct. Without limitation of the foregoing, each Lender shall reimburse Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Administrative Agent is not reimbursed for such expenses by or on behalf of Borrower and without limiting the obligation of Borrower to do so. The undertaking in this Section 10.7 shall survive the payment of all Obligations hereunder and the resignation of Administrative Agent.

10.8 Administrative Agent in Individual Capacity. Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Borrower and its Subsidiaries and Affiliates as though Bank of America were not Administrative Agent hereunder and without notice to or consent of Lenders. Each Lender acknowledges that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of Borrower or such Subsidiary) and acknowledge that Bank of America or such Affiliates shall be under no obligation to provide such information to it. With respect to its Loans, Bank of America shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not Administrative Agent, and the terms “Lender” and “Lenders” include Bank of America in its individual capacity.

10.9 Successor Administrative Agent. Administrative Agent may (and if it fails to hold the Commitments or Notes required in Section 11.6(b), shall) resign as Administrative Agent upon thirty (30) days’ notice to Lenders; provided that any such resignation shall also constitute its resignation as an Issuing Bank and as Swing Line Lender. If Administrative Agent resigns under this Agreement, the Majority Lenders shall appoint from among Lenders a successor agent for Lenders upon the written consent of Borrower if no Event of Default is outstanding (which consent shall not be unreasonably withheld) which successor agent shall also serve as an Issuing Bank and Swing Line Lender. If no successor agent is appointed prior to the effective date of the resignation of Administrative Agent, Administrative Agent may appoint a successor agent from among Lenders upon the written consent of Borrower if no Event of Default is outstanding (which consent shall not be unreasonably withheld) which successor agent shall also serve as an Issuing Bank and Swing Line Lender. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers, and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor agent and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor agent has accepted appointment as Administrative Agent by the date which is thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and Lenders shall perform all of the duties of Administrative Agent hereunder until such time, if any, as the Majority Lenders appoint a successor agent as provided for above.

10.10 Tax Forms.

(a) (i) Each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Foreign Lender”) shall deliver to Borrower and Administrative Agent, prior to the date of its execution and delivery of this Agreement in the case of each Lender listed on the signature pages hereof and on or prior to the date on which it becomes a Lender in the case of each other Lender, two (2) duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Foreign Lender by Borrower pursuant to this Agreement or the other Loan Documents) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by Borrower pursuant to this Agreement or the other Loan Documents and certifying that such Lender is entitled to a complete exemption from withholding taxes on all such payments) or such other evidence satisfactory to Borrower and Administrative Agent that such Foreign Lender is entitled to a complete exemption from U.S. withholding tax, including any exemption pursuant to Section 881(c) of the Code. Thereafter and from time to time, each such Foreign Lender shall (A) promptly submit to Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to Borrower and Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement and the other Loan Documents, (B) promptly notify Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (C) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid or mitigate any requirement of applicable Laws that Borrower make any deduction or withholding for taxes from amounts payable to such Foreign Lender.

(ii) Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender), shall deliver to Administrative Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of Administrative Agent (in the reasonable exercise of its discretion), (A) two (2) duly signed completed copies of the forms or statements required to be provided by such Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to U.S. withholding tax, and (B) two (2) duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.

(iii) Borrower shall not be required to pay any additional amount to any Foreign Lender under Section 4.4 (A) with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender transmits with an IRS Form W-8IMY pursuant to this Section 10.10(a) or (B) if such Lender shall have failed to satisfy the foregoing provisions of this Section 10.10(a); provided that if such Lender shall have satisfied the requirement of this Section 10.10(a) on the date such Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Loan Documents (and if such Lender thereafter provides forms, certificates, and evidence establishing an exemption or reduction of withholding tax to the extent such Lender remains legally able to do so), nothing in this Section 10.10(a) shall relieve Borrower of its obligation to pay any amounts pursuant to Section 4.4 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration, or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate.

(iv) Administrative Agent may, without reduction, withhold any Taxes required to be deducted and withheld from any payment under any of the Loan Documents with respect to which the Borrower is not required to pay additional amounts under this Section 10.10(a).

(b) Upon the request of Administrative Agent, each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to Administrative Agent two (2) duly signed completed copies of IRS Form W-9. If such Lender fails to deliver such forms, then Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable back-up withholding tax imposed by the Code, without reduction. Borrower shall not be required to pay any additional amount to any Lender under Section 4.4 with respect to any withholding under this Section 10.10(b).

(c) If any Governmental Authority asserts that Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section 10.10, and costs and expenses (including Attorney Costs) of the Administrative Agent. The obligation of Lenders under this Section 10.10 shall survive the termination of the Total Aggregate Commitment, repayment of all other Obligations hereunder, and the resignation of Administrative Agent.

10.11 Defaulting Lenders. If for any reason any Lender wrongfully (in violation of this Agreement) fails or refuses to advance its Pro Rata Share of any Loan or Loans, or otherwise defaults on any of its material obligations under this Agreement, and fails to cure its default within five (5) Business Days of receiving written notice from Administrative Agent of its failure to perform (such Lender being a “Defaulting Lender”), then in addition to the rights and remedies that may be available to Administrative Agent and Lenders at law or in equity, the Defaulting Lender’s right to participate in this Agreement will be suspended during the pendency of such Defaulting Lender’s uncured default, and (without limiting the foregoing) Administrative Agent may (or at the direction of the Majority Lenders, shall) withhold from such Defaulting Lender any interest payments, fees, principal payments, or other sums otherwise payable to such Defaulting Lender under the Loan Documents until such default of such Defaulting Lender has been cured. Each non-defaulting Lender will have the right, but not the obligation, in its sole discretion, to acquire at par a proportionate share (based on the ratio of its Commitment to the aggregate amount of the Commitments of all of the non-defaulting Lenders that elect to acquire a share of the Defaulting Lender’s Commitment) of the Defaulting Lender’s Commitment, including without limitation its proportionate share in the outstanding principal balance of the Loans. The Defaulting Lender will pay and protect, defend, and indemnify Administrative Agent and each of the other Lenders against, and hold Administrative Agent, and each of the other Lenders harmless from, all claims, actions, proceedings, liabilities, damages, losses, and expenses (including without limitation Attorney Costs, and interest at the Reference Rate plus two percent (2%) per annum for the funds advanced by Administrative Agent or any Lenders on account of the Defaulting Lender) they may sustain or incur by reason of or in consequence of the Defaulting Lender’s failure or refusal to perform its obligations under the Loan Documents. Administrative Agent may set off against payments due to the Defaulting Lender for the claims of Administrative Agent and the other Lenders against the Defaulting Lender. The exercise of these remedies will not reduce, diminish or liquidate the Defaulting Lender’s Commitment (except to the extent that part or all of such Commitment is acquired by the other Lenders as specified above) or its obligations to share losses and reimbursement for costs, liabilities and expenses under this Agreement. This indemnification will survive the payment and satisfaction of all of Borrower’s obligations and liabilities to Lenders. The foregoing provisions of this Section 10.11 are solely for the benefit of Administrative Agent and Lenders, and may not be enforced or relied upon by Borrower.

10.12 Actions. Administrative Agent shall have the right to commence, appear in, and defend any action or proceeding purporting to affect the rights or duties of Lenders hereunder or the payment of any funds, and in connection therewith Administrative Agent may pay necessary expenses, employ counsel, and pay Attorney Costs. Borrower agrees to pay to Administrative Agent, within five (5) Business Days after demand, all reasonable costs and expenses incurred by Administrative Agent in connection therewith, including without limitation reasonable Attorney Costs, together with interest thereon from the date which is five (5) Business Days after demand until paid at a rate per annum equal to the Reference Rate plus the Applicable Margin, if any, applicable to Reference Rate Borrowings plus two percent (2%).

10.13 Syndication Agent, Documentation Agent and Co-Agent. No Lender or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “co-agent,” “managing agent,” “book manager,” “arranger,” “lead arranger,” or “co-arranger” shall have any right, power, obligation, liability, responsibility, or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, no Lender or other Person so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any other Lender or other Person so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

10.14 Approval of Lenders.

(a) All communications from Administrative Agent to Lenders requesting Lenders’ determination, consent, approval, or disapproval (i) shall be given in the form of a written notice to each Lender, (ii) shall be accompanied by a description of the matter or thing as to which such determination, approval, consent, or disapproval is requested, or shall advise each Lender where such matter or thing may be inspected, or shall otherwise describe the matter or issue to be resolved, (iii) shall include, if reasonably requested by a Lender and to the extent not previously provided to such Lender, written materials and a summary of all oral information provided to Administrative Agent by Borrower in respect of the matter or issue to be resolved, and (iv) shall include Administrative Agent’s recommended course of action or determination in respect thereof. Each Lender shall reply promptly, but in any event within fifteen (15) Business Days (or such lesser period as may be required under the Loan Documents for Administrative Agent to respond) after receipt of the request therefore by Administrative Agent (in either event, the “Lender Reply Period”).

(b) Unless a Lender shall give written notice to Administrative Agent that it objects to the recommendation or determination of Administrative Agent (together with a written explanation of the reasons behind such objection) contained in a request described in clause (a) above that is marked “REQUEST FOR APPROVAL” within the Lender Reply Period, such Lender shall be deemed to have approved of or consented to such recommendation or determination.

10.15 Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Borrower, any Subsidiary, or any Guarantor, Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Administrative Agent and their respective agents and counsel and all other amounts then due Lenders and Administrative Agent) allowed in such judicial proceeding; and (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts then due to Administrative Agent. Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE 11: MISCELLANEOUS.

11.1 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by Borrower or any Subsidiary therefrom, shall be effective unless the same shall be in writing and signed by the Majority Lenders (or by Administrative Agent at the written request of the Majority Lenders) and Borrower and acknowledged by Administrative Agent, and then any such waiver of consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall do any of the following:

(a) increase or extend the Commitment of any Lender without the written consent of such Lender;

(b) extend, postpone, or delay any date fixed by this Agreement or any other Loan Document for any payment of all or any part of the Obligations due to Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender affected thereby;

(c) reduce the principal of, or the rate of interest specified herein on any Loan, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender affected thereby;

(d) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which is required for Lenders or any of them to take any action hereunder without the written consent of all Lenders;

(e) amend the definition of Majority Lenders without the written consent of all Lenders;

(f) amend this Section 11.1 or any provision herein providing for consent or other action by all Lenders without the written consent of all Lenders;

(g) discharge any Guarantor without the written consent of all Lenders (except as provided in Section 8.9 and where the consent of the Majority Lenders only is specifically provided for);

(h) amend, or perform any act pursuant to, any provision herein expressly requiring the consent of each Lender without the written consent of each Lender; or

(i) amend Section 3.8 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver, or consent shall, unless in writing and signed by the applicable Issuing Bank, in addition to the Lenders required above, affect the rights or duties of any Issuing Bank under this Agreement or any Loan Document relating to any Letter of Credit issued or to be issued by it, (ii) no amendment, waiver, or consent shall, unless in writing and signed by Swing Line Lender in addition to the Lenders required above, affect the rights or duties of Swing Line Lender, as the maker of Swing Line Advances under this Agreement, (iii) no amendment, waiver, or consent shall, unless in writing and signed by Administrative Agent in addition to the Lenders required above, affect the rights or duties of Administrative Agent under this Agreement or any other Loan Document, and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver, or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

11.2 Costs, Expenses, and Taxes. Borrower agrees (a) to pay or reimburse Administrative Agent for all reasonable costs and expenses incurred in connection with the development, preparation, negotiation, and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent, or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, and (b) to pay or reimburse Administrative Agent, each Issuing Bank, and each Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, title insurance, and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by Administrative Agent. All amounts due under this Section 11.2 shall be payable within ten (10) Business Days after demand therefor. Any amount payable to Administrative Agent, any Issuing Bank, and any Lender under this Section 11.2 shall, from the date of demand for payment, and any other amount payable to Administrative Agent under the Loan Documents which is not paid when due or within any applicable grace period shall, thereafter, bear interest at the rate in effect under each Note with respect to Reference Rate Borrowings. The agreements in this Section 11.2 shall survive the termination of the Total Aggregate Commitment and repayment of all other Obligations.

11.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of Administrative Agent or any Lender, any right, remedy, power, or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege hereunder or provided by Law.

11.4 Payments Set Aside. To the extent that Borrower makes a payment to Administrative Agent or any Lender, or Administrative Agent or any Lender exercises their respective right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver, or any other party, in connection with any Debtor Relief Laws, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to Administrative Agent upon demand its Pro Rata Share of any amount so recovered from or repaid by Administrative Agent plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

11.5 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Administrative Agent and each Lender, and no Lender may assign or transfer any of its rights or obligations under this Agreement except in accordance with Section 11.6.

11.6 Assignments, Participations, etc.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 11.6(b), (ii) by way of participation in accordance with the provisions of Section 11.6(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.6(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.6(d), and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy, or claim under or by reason of this Agreement.

(b) Any Lender may at any time assign to one (1) or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and Borrowings (including for purposes of this Section 11.6(b), participations in L/C Obligations) at the time owing to it); provided that: (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and Borrowings at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Borrowings outstanding thereunder) subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall be in an integral multiple of $1,000,000, but not less than $5,000,000, unless each of Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Commitment and Borrowings assigned, except that this clause (ii) shall not apply to rights in respect of Swing Line Advances; (iii) any assignment of a Commitment must be approved by Administrative Agent and each Issuing Bank unless the Person that is the proposed assignee is itself a Lender, or a Lender Affiliate having total assets in excess of $10,000,000,000 as reflected on its most current financial statements (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee) each such consent not be to unreasonably withheld or delayed; (iv) after giving effect to such assignment, unless the assigning Lender is assigning all of its rights and Commitments hereunder, the assigning Lender shall retain a Commitment of at least $10,000,000 (or such lesser amount agreed to by Borrower and Administrative Agent), or if the Total Aggregate Commitment has been terminated, their Notes having outstanding principal balance of at least $10,000,000 (or such lesser amount agreed to by Borrower and Administrative Agent), except for each Lender which acts as Administrative Agent, Syndication Agent, and Documentation Agent, respectively, which each must retain a Commitment of not less than $15,000,000, or if the Total Aggregate Commitment has been terminated, their Notes having outstanding principal balance of at least $15,000,000, except if such Lenders resign as Administrative Agent, Syndication Agent, or Documentation Agent, as applicable; and (v) the parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500. Subject to acceptance and recording thereof by Administrative Agent pursuant to Section 11.6(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.4, 4.6, 4.7, 11.2, and 11.12 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, Borrower (at its expense) shall execute and deliver Note(s) to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.6(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.6(d).

(c) Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at Administrative Agent’s Lending Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of Lenders, and the Commitments of, and principal amounts of the Borrowings owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Any Lender may at any time sell participations to any Eligible Assignee (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Borrowings (including such Lender’s participations in Swing Line Advances) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) Borrower shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification, or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver, or other modification described in the first proviso to Section 11.1 that directly affects such Participant. Subject to Section 11.6(e), Borrower agrees that each Participant shall be entitled to the benefits of Sections 4 .4, 4.6, 4.7, and 11.7 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.6(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 3.8 as though it were a Lender.

(e) A Participant shall not be entitled to receive any greater payment under Sections 4.4 or 4.6 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent. A Participant that would be a foreign Lender if it were a Lender shall not be entitled to the benefits of Section 4.4 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Section 10.10 as though it were a Lender.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Borrowings pursuant to Section 11.6(b), Bank of America shall resign as Swing Line Lender and as an Issuing Bank. In such event, Borrower shall be entitled to appoint from among Lenders a successor Lender to be Swing Line Lender or to act as an Issuing Bank so long as such successor Lender is willing to act in such capacities; provided, however, that no failure by Borrower to appoint any such successor shall affect the resignation of Bank of America; and provided, further, that Bank of America shall retain all the rights provided for hereunder with respect to outstanding Swing Line Advances made by it and issued and outstanding Letters of Credit issued by it, as of the effective date of such resignation, including the right to require Lenders to fund their Pro Rata Share outstanding Swing Line Advances and L/C Obligations.

11.7 Set-off. In addition to any rights and remedies of Lenders provided by Law, if an Event of Default exists or the Loans have been accelerated, each Lender is authorized at any time and from time to time, without prior notice to Borrower, any such notice being waived by Borrower to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final excluding Borrower’s customer or regulatory trust accounts) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of Borrower against any and all Obligations owing to Lenders, now or hereafter existing, irrespective of whether or not Administrative Agent or such Lender shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. Each Lender agrees promptly to notify Borrower and Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

11.8 Automatic Debits. With respect to any principal or interest payment, commitment fee or usage fee due and payable to Administrative Agent or Lenders under the Loan Documents, Borrower hereby irrevocably authorizes Administrative Agent to debit any deposit account of Borrower with Bank of America and hereby agrees to irrevocably direct in writing the holder of any deposit account to debit any deposit account of Borrower (excluding Borrower’s customer or regulatory trust accounts), in amounts specified by Administrative Agent from time to time such that the aggregate amount debited from all such deposit accounts does not exceed such payment, fee, other cost or expense. Administrative Agent shall use its best efforts to give Borrower advance notice of each debit, but failure of Administrative Agent to give such notice shall not invalidate its authorization hereunder. If there are insufficient funds in such deposit accounts to cover the amount of the payment, fee, other cost or expense then due, such debits will be reversed (in whole or in part, in Administrative Agent’s sole discretion) and such amount not debited shall be deemed to be unpaid. No such debit under this Section 11.8 shall be deemed a set-off.

11.9 Notification of Addresses, Lending Offices, Etc. Each Lender shall notify Administrative Agent in writing of any changes in the address to which notices to such Lender should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as Administrative Agent shall reasonably request.

11.10 Survival of Representations and Warranties. All representations and warranties of Borrower contained herein or in any certificate or other writing delivered by or on behalf of Borrower pursuant to any Loan Document will survive the making and repayment of the Loan and the execution and delivery of each Note, and have been or will be relied upon by each Lender, notwithstanding any investigation made by such Lender or on its behalf.

11.11 Notices. Except as otherwise provided herein or in each Note:

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed certified or registered mail, faxed, or delivered to the applicable address, facsimile number, or (subject to Section 11.11(c)) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, to the address, facsimile number, electronic mail address, or telephone number specified for such Person on the signature pages to this Agreement or to such other address, facsimile number, electronic mail address, or telephone number as shall be designated by such party in a notice to the other parties.

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article 3 if such Lender has notified Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Notwithstanding the foregoing, as between Borrower and Administrative Agent, electronic mail, the Internet, intranet websites, and facsimile may be used only to distribute routine communications, such as financial statements and other information as provided in Section 8.1, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

(c) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on Borrower, Administrative Agent, and the Lenders. Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(d) Reliance by Administrative Agent and Lenders. Administrative Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of Borrower even if such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein. Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower. All telephonic notices to and other communications with Administrative Agent may be recorded by Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.12 Indemnity by Borrower. Whether or not the transactions contemplated hereby are consummated, Borrower shall indemnify and hold harmless each Agent-Related Person, each Issuing Bank, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents, and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses, and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance, or administration of any Loan Document or any other agreement, letter, or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan, or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (c) any actual or prospective claim, litigation, investigation, or proceeding relating to any of the foregoing, whether based on contract, tort, or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation, or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses, or disbursements have (x) resulted from the gross negligence or willful misconduct of such Indemnitee, or (y) arose out of the dispute among any one or more Lenders that does not involve Borrower or any Subsidiary as a party to such dispute. No Indemnitee shall be liable for any damages arising from the use by Persons other than its Affiliates, directors, officers, employees, counsel, agents, and attorneys-in-fact of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee have any liability for any indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). All amounts due under this Section 11.12 shall be payable within ten (10) Business Days after demand therefor. The agreements in this Section 11.12 shall survive the resignation of Administrative Agent, the replacement of any Lender, the termination of the Total Aggregate Commitment and the repayment, satisfaction, or discharge of all the other Obligations.

11.13 Integration and Severability. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof. If any provision of this Agreement or the other Loan Document is held to be illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.14 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument. Facsimile transmission of any signed original document and/or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original. At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document.

11.15 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of Borrower, Lenders, Administrative Agent and Agent-Related Persons, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

11.16 Section Headings. Section headings in this Agreement are included for convenience of reference only and are not part of this Agreement for any other purpose.

11.17 Time of the Essence. Time is of the essence of the Loan Documents.

11.18 Governing Law. THE LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS THEREOF.

11.19 Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS (SUBJECT TO EACH PARTY’S RIGHTS AND OBLIGATIONS DESCRIBED IN SECTION 11.19 REGARDING REFERENCE AND ARBITRATION) THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 11.19 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

11.20 USA PATRIOT Act Notice. Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify, and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or Administrative Agent, as applicable, to identify Borrower in accordance with the Act.

11.21 Entirety. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS EXECUTED BY BORROWER, ADMINISTRATIVE AGENT, OR THE LENDERS REPRESENT THE FINAL AGREEMENT AMONG BORROWER, ADMINISTRATIVE AGENT, AND THE LENDERS AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BY THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[Remainder of page blank. Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BORROWER:

STANDARD PACIFIC CORP., a Delaware corporation

By:	/s/ ANDREW H. PARNES
Andrew H. Parnes Executive Vice President-Finance and Chief Financial Officer

By:	/s/ JOHN M. STEPHENS
John M. Stephens Vice President and Corporate Controller

Address for Notices:

Standard Pacific Corp. 15326 Alton Parkway Irvine, California 92618-2338 Attn: Mr. Andrew H. Parnes Telephone: (949) 789-1616 Telecopier: (949) 789-1609

Signature Page to Standard Pacific Corp. Credit Agreement

ADMINISTRATIVE AGENT:

BANK OF AMERICA, N.A.

By:	/s/ EYAL NAMORDI
	Name:	Eyal Namordi
	Title:	Vice President

Address for Notices:

Portfolio Management

231 South LaSalle Street

IL1-231-10-30

Chicago, Illinois 60697

Attention: Arveste Spencer, Assistant Vice President

Telecopy: (312) 828-3950

E-mail: arveste.j.spencer@bankofamerica.com

With a copy to:

Bank of America, N.A.

Agency Management

100 North Tryon Street, 14th Floor

NC1-007-14-24

Charlotte, NC 28255

Attention: Cindy K. Fisher

Telephone: (704) 387-5452

Telecopy: (704) 409-0180

E-mail: cindy.fisher@bankofamerica.com

Lending Office:

Bank of America, N.A. 14th Floor 901 Main Street Dallas, Texas 75202 Attention: Shelley A. Bloom Telephone: (214) 209-4103 Telecopy: (214) 290-9462 E-mail: shelley.a.bloom@bankofamerica.com

Signature Page to Standard Pacific Corp. Credit Agreement

LENDERS:

BANK OF AMERICA, N.A.

By:		/s/ EYAL NAMORDI
	Name:	Eyal Namordi
	Title:	Vice President

Address for Notices:

Portfolio Management

231 South LaSalle Street

IL1-231-10-30

Chicago, Illinois 60697

Attention: Arveste Spencer, Assistant Vice President

Telecopy: (312) 828-3950

E-mail: arveste.j.spencer@bankofamerica.com

With a copy to:

Bank of America, N.A.

Agency Management

100 North Tryon Street, 14th Floor

NC1-007-14-24

Charlotte, NC 28255

Attention: Cindy K. Fisher

Telephone: (704) 387-5452

Telecopy: (704) 409-0180

E-mail: cindy.fisher@bankofamerica.com

Lending Office:

Bank of America, N.A. 14th Floor 901 Main Street Dallas, Texas 75202 Attention: Shelley A. Bloom Telephone: (214) 209-4103 Telecopy: (214) 290-9462 E-mail: shelley.a.bloom@bankofamerica.com

Signature Page to Standard Pacific Corp. Credit Agreement

JPMORGAN CHASE BANK, N.A.

By:		/s/ PATT SCHIEWITZ
	Name:	Patt Schiewitz
	Title:	Managing Director

Address for Notices:

JPMorgan Chase Bank N.A. 707 Travis, 6th Floor Houston, Texas 77002 Attn: Kent Kaiser Telephone: (713) 216-8699 Telecopier: (713) 216-6190 E-Mail: kent.kaiser@jpmorgan.com

Lending Office:

JPMorgan Chase Bank N.A. 131 S. Dearborn Chicago, Illinois 60603 Attn: Marlene Zanoria Telephone: (312) 385-7092 Telecopier: (312) 385-7101 E-Mail: marlene.e.zanoria@jpmorgan.com

Signature Page to Standard Pacific Corp. Credit Agreement

GUARANTY BANK

By:		/s/ DOUG DIXON
	Name:	Doug Dixon
	Title:	Senior Vice President

Address for Notices:

Guaranty Bank 8333 Douglas Avenue Dallas, Texas 75225 Attn: Doug Dixon Telephone: (214) 360-2674 Telecopier: (214) 360-4892 E-Mail: doug.dixon@guarantygroup.com

Lending Office:

Guaranty Bank 8333 Douglas Avenue Dallas, Texas 75225 Attn: Doug Dixon Telephone: (214) 360-2674 Telecopier: (214) 360-4892 E-Mail: doug.dixon@guarantygroup.com

Signature Page to Standard Pacific Corp. Credit Agreement

THE ROYAL BANK OF SCOTLAND PLC

By:		/s/ DAVID APPS
	Name:	David Apps
	Title:	Senior Vice President

Address for Notices:

The Royal Bank of Scotland plc 101 Park Avenue, 12th Floor New York, NY 10178 Attn: David Apps Telephone: (212) 401-3745 Telecopier: (212) 401-3456 E-Mail: david.apps@rbos.com

Lending Office:

The Royal Bank of Scotland plc 101 Park Avenue, 12th Floor New York, NY 10178 Attn: David Apps Telephone: (212) 401-3745 Telecopier: (212) 401-3456 E-Mail: david.apps@rbos.com

Signature Page to Standard Pacific Corp. Credit Agreement

WACHOVIA BANK, NATIONAL ASSOCIATION

By:		/s/ BRIAN A. PHILLIPS
	Name:	Brian A. Phillips
	Title:	Vice President

Address for Notices:

Wachovia Bank, National Association

Address:

Attn:

Telephone:
Telecopier:

E-Mail:

Lending Office:

Wachovia Bank, National Association

Address:

Attn:

Telephone:
Telecopier:

E-Mail:

Signature Page to Standard Pacific Corp. Credit Agreement

SUNTRUST BANK

By:		/s/ W. JOHN WENDLER
	Name:	W. John Wendler
	Title:	Senior Vice President

Address for Notices:

SunTrust Bank 8330 Boone Boulevard, 8th Floor Vienna, Virginia 22182-2624 Attn: W. John Wendler Telephone: (703) 442-1563 Telecopier: (703) 442-1570 E-Mail: john.wendler@suntrust.com

Lending Office:

SunTrust Bank 8330 Boone Boulevard, 8th Floor Vienna, Virginia 22182-2624 Attn: W. John Wendler Telephone: (703) 442-1563 Telecopier: (703) 442-1570 E-Mail: john.wendler@suntrust.com

Signature Page to Standard Pacific Corp. Credit Agreement

WASHINGTON MUTUAL BANK, FA

By:		/s/ ANNE D. BREHONY
	Name:	Anne D. Brehony
	Title:	Vice President

Address for Notices:

Washington Mutual Bank, FA 620 W. Germantown Pike, Suite 200 Plymouth Meeting, PA 19462 Attn: Anne Brehony Telephone: (610) 238-6933 Telecopier: (610) 828-7293 E-Mail: anne.brehony@wamu.net

Lending Office:

Washington Mutual Bank, FA 555 Dividend Drive MS 3545BFTX Coppell, TX 75019 Attn: Michele Abrams Telephone: (469) 549-5330 Telecopier: (469) 948-1545 E-Mail: michele.abrams@wamu.net

Signature Page to Standard Pacific Corp. Credit Agreement

CREDIT SUISSE, CAYMAN ISLANDS BRANCH

By:		/s/ DAVID DODD
	Name:	David Dodd
	Title:	Vice President

By:		/s/ CASSANDRA DROOGAN
	Name:	Cassandra Droogan
	Title:	Associate

Address for Notices:

Credit Suisse, Cayman Islands Branch Eleven Madison Avenue New York, New York 10010 Attn: William O’Daly Telephone: (212) 325-1986 Telecopier: (212) 743-2254 / 325-8314 E-Mail: william.o’daly@csfb.com

Lending Office:

Credit Suisse, Cayman Islands Branch Eleven Madison Avenue New York, New York 10010 Attn: William O’Daly Telephone: (212) 325-1986 Telecopier: (212) 743-2254 / 325-8314 E-Mail: william.o’daly@csfb.com

Signature Page to Standard Pacific Corp. Credit Agreement

U.S. BANK NATIONAL ASSOCIATION

By:		/s/ ADRIAN MONTERO
	Name:	Adrian Montero
	Title:	Vice President

Address for Notices:

US Bank National Association 4100 Newport Place, Suite 900 Newport Beach, California 92660 Attn: Adrian Montero Telephone: (949) 863-2320 Telecopier: (949) 863-2374 E-Mail: adrian.montero@usbank.com

Lending Office:

US Bank National Association 4100 Newport Place, Suite 900 Newport Beach, California 92660 Attn: James Shafer Telephone: (949) 863-2376 Telecopier: (949) 252-1759 E-Mail: james.shafer@usbank.com

Signature Page to Standard Pacific Corp. Credit Agreement

PNC BANK, NATIONAL ASSOCIATION

By:		/s/ DOUGLAS G. PAUL
	Name:	Douglas G. Paul
	Title:	Senior Vice President

Address for Notices:

PNC Bank, National Association 2 Tower Center, 18th Floor East Brunswick, NJ 08816 Attn: Douglas G. Paul Telephone: (732) 220-3566 Telecopier: (732) 220-3744 E-Mail: douglas.paul@pnc.com

Lending Office:

PNC Bank, National Association 500 Firstside Center Pittsburgh, PA 15219 Attn: Marc Accamando Telephone: (412) 768-7647 Telecopier: (412) 768-4586 E-Mail: marc.accamando@pnc.com

Signature Page to Standard Pacific Corp. Credit Agreement

LASALLE BANK NATIONAL ASSOCIATION

By:		/s/ LETICIA RUIZ
	Name:	Leticia Ruiz
	Title:	Vice President

Address for Notices:

LaSalle Bank National Association 610 Newport Center Drive Suite 660 Newport Beach, CA 92660 Attn: Leticia Ruiz Telephone: (949) 219-8968 Telecopier: (949) 219-8977 E-Mail: leticia.ruiz@abnamro.com

Lending Office:

LaSalle Bank National Association 135 S. LaSalle Street Suite 1225 Chicago, IL 60603 Attn: Dar Tonya Jackson Telephone: (312) 904-5196 Telecopier: (312) 904-6691 E-Mail: dartonya.jackson@abnamro.com

Signature Page to Standard Pacific Corp. Credit Agreement

KEYBANK NATIONAL ASSOCIATION

By:	/s/ ANDREW D. STICKNEY
Andrew D. Stickney
Vice President

Address for Notices:

KeyBank National Association 1200 Abernathy Road, Suite 1550 Atlanta, GA 30328 Attn: Andrew Stickney Telephone: (770) 510-2097 Telecopier: (770) 510-2195

with copy to:

KeyBank National Association 1200 Abernathy Road, Suite 1550 Atlanta, GA 30328 Attn: Oved Amram Telephone: (770) 510-2125 Telecopier: (770) 510-2197

Lending Office:

KeyBank National Association 1200 Abernathy Road, Suite 1550 Atlanta, GA 30328 Attn: Jacky Krieger Telephone: (770) 510-2109 Telecopier: (770) 510-2197

Signature Page to Standard Pacific Corp. Credit Agreement

COMERICA BANK

By:		/s/ JESSICA L. KEMPF
	Name:	Jessica L. Kempf
	Title:	Vice President

Address for Notices:

Comerica Bank 500 Woodward Avenue Detroit, Michigan 48226 Attn: Jessica L. Kempf Telephone: (313) 222-6140 Telecopier: (313) 222-9295 E-Mail: jlkempf@comerica.com

Lending Office:

Comerica Bank 500 Woodward Avenue Detroit, Michigan 48226 Attn: Jessica L. Kempf Telephone: (313) 222-6140 Telecopier: (313) 222-9295 E-Mail: jlkempf@comerica.com

Signature Page to Standard Pacific Corp. Credit Agreement

AMSOUTH BANK

By:		/s/ RONNY HUDSPETH
	Name:	Ronny Hudspeth
	Title:	Sr. Vice President

Address for Notices:

AmSouth Bank 1900 Fifth Avenue North RCL, BAC-15 Birmingham, Alabama 35203 Attn: Ronny Hudspeth Telephone: (205) 307-4227 Telecopier: (205) 801-0138

Lending Office:

AmSouth Bank 1900 Fifth Avenue North RCL, BAC-15 Birmingham, Alabama 35203 Attn: Ronny Hudspeth Telephone: (205) 307-4227 Telecopier: (205) 801-0138

Signature Page to Standard Pacific Corp. Credit Agreement

BANK OF THE WEST, a California Banking Corporation

By:		/s/ CHUCK WEERASOORIYA
	Name:	Chuck Weerasooriya
	Title:	Senior Vice President

By:		/s/ JAN MANISTA
	Name:	Jan Manista
	Title:	Vice President

Address for Notices:

Bank of the West 4041 MacArthur Blvd. Suite 100 Newport Beach, CA 92660 Attn: Peter Nielsen Telephone: (949) 622-6021 Telecopier: (949) 852-1510 E-Mail: pnielsen@bankofthewest.com

Lending Office:

Bank of the West 3000 Oak Road, Suite 400 Walnut Creek, CA 94597 Attn: Maria Rosado Telephone: (925) 979-4651 Telecopier: (925) 933-6719 E-Mail: mrosado@bankofthewest.com

Signature Page to Standard Pacific Corp. Credit Agreement

CALYON NEW YORK BRANCH

By:		/s/ SAMUEL L. HILL
	Name:	Samuel L. Hill
	Title:	Managing Director

By:		/s/ DAVID CAGLE
	Name:	David Cagle
	Title:	Managing Director

Address for Notices:

Calyon New York Branch 2200 Ross Avenue, Suite 4400 West Dallas, TX 75201 Attn: Robert Nelson Telephone: 214.220.2333 Facsimile: 214.220.2323 E-Mail: robert.nelson@us.calyon.com

Lending Office:

Calyon New York Branch 1301 Avenue of the Americas New York, NY 10019 Attn: George Lewis Telephone: 212.261.7641 Facsimile: 917.849.5439 E-Mail: george.lewis@us.calyon.com

Signature Page to Standard Pacific Corp. Credit Agreement

CITY NATIONAL BANK, a national banking association

By:		/s/ JAMES D. NICHOLS, V.P.
	Name:	James D. Nichols, V.P.
	Title:	Vice President

Address for Notices:

City National Bank 2001 N. Main Street, Suite 200 Walnut Creek, CA 94596 Attention: Xavier Barrera Telephone: 925.274.2783 Facsimile: 925.274.2758 E-Mail: xavier.barreragonzalez@cnb.com

Lending Office:

City National Bank 2001 N. Main Street, Suite 200 Walnut Creek, CA 94596 Attention: Xavier Barrera Telephone: 925.274.2783 Facsimile: 925.274.2758 E-Mail: xavier.barreragonzalez@cnb.com

Signature Page to Standard Pacific Corp. Credit Agreement

UNION BANK OF CALIFORNIA, N.A.

By:		/s/ KANDICE K. PARSONS
	Name:	Kandice K. Parsons
	Title:	Vice President

Address for Notices:

Union Bank of California, N.A. 18300 Von Karman Avenue, Suite 200 Irvine, California 92612 Attn: Kandice Parsons Telephone: (949) 553-7150 Telecopier: (949) 553-7010 E-Mail: kandice.parson@uboc.com

Lending Office:

Union Bank of California, N.A. 18300 Von Karman Avenue, Suite 200 Irvine, California 92612 Attn: Kandice Parsons Telephone: (949) 553-7150 Telecopier: (949) 553-7010 E-Mail: kandice.parson@uboc.com

Signature Page to Standard Pacific Corp. Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:		/s/ KIM SURCH
	Name:	Kim Surch
	Title:	Senior Vice President

Address for Notices:

Wells Fargo Bank National Association 2030 Main Street, Suite 800 Irvine, California 92614 Attn: Kim Surch Telephone: (949) 251-4324 Telecopier: (949) 851-9728 E-Mail: ksurch@wellsfargo.com

Lending Office:

Wells Fargo Bank National Association 2030 Main Street, Suite 800 Irvine, California 92614 Attn: Kim Surch Telephone: (949) 251-4324 Telecopier: (949) 851-9728 E-Mail: ksurch@wellsfargo.com

Signature Page to Standard Pacific Corp. Credit Agreement

CALIFORNIA BANK & TRUST, a California banking corporation

By:		/s/ MARISA DRURY
	Name:	Marisa Drury
	Title:	Vice President

Address for Notices:

California Bank & Trust 550 S. Hope, 3rd Floor Los Angeles, California 90071 Attn: Marisa Drury Telephone: (213) 593-2023 Telecopier: (213) 593-2022 E-Mail: marury@calbt.com

Lending Office:

California Bank & Trust 1900 Main Street, Suite 200 Irvine, California 92614 Attn: Shari Siegert Telephone: (949) 251-7712 Telecopier: (949) 251-7731 E-Mail: ssiegert@calbt.com

Signature Page to Standard Pacific Corp. Credit Agreement

COMPASS BANK

By:		/s/ JOHANNA DUKE PALEY
	Name:	Johanna Duke Paley
	Title:	Senior Vice President

Address for Notices:

Compass Bank 15 South 20th Street, 15th Floor Birmingham, Alabama 35233 Attn: Johanna Duke Paley Telephone: (205) 297-3851 Telecopier: (205) 297-7994 E-Mail: mjd@compassbnk.com

Lending Office:

Compass Bank 15 South 20th Street, 15th Floor Birmingham, Alabama 35233 Attn: Johanna Duke Paley Telephone: (205) 297-3851 Telecopier: (205) 297-7994 E-Mail: mjd@compassbnk.com

Signature Page to Standard Pacific Corp. Credit Agreement